UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

(Amendment No.  )

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☒	Preliminary proxy statement
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☐	Definitive Proxy Statement
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☐	Soliciting Material Under §240.14a-12

Agree Realty Corporation
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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AGREE REALTY CORPORATION

32301 Woodward Avenue

Royal Oak, MI 48073

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be Held on May 15, 2025

NOTICE IS HEREBY GIVEN that the 2025 Annual Meeting of stockholders (the “2025 Annual Meeting”) of AGREE REALTY CORPORATION, a Maryland corporation, will be held virtually at 10:00 a.m. Eastern Time on May 15, 2025, for the following purposes:

● To elect three directors to serve until the annual meeting of stockholders in 2028;
● To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2025;
● To approve (on an advisory basis), by non-binding vote, executive compensation; and
●
To consider and approve an amendment to our Articles of Incorporation, as amended and supplemented, to increase the number of authorized shares of our common stock from 180 million shares to 360 million shares, as set forth in the form of Articles of Amendment attached as Appendix A to the accompanying proxy statement.

In addition, stockholders will consider and vote on such other business as may properly come before the meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on March 7, 2025 will be entitled to notice of and to vote at the 2025 Annual Meeting or at any adjournment or postponement thereof. Stockholders are cordially invited to attend the meeting virtually via the internet. To attend the Annual Meeting, visit www.virtualshareholdermeeting.com/ADC2025 and enter the 16-digit control number included on your notice or proxy card (if you received a printed copy of the proxy materials). Stockholders may vote and submit questions while attending the 2025 Annual Meeting virtually via the internet.

Pursuant to rules promulgated by the Securities and Exchange Commission, we are providing access to our proxy materials over the internet. On or about April 4, 2025, we expect to mail our stockholders either (i) the Notice of Internet Availability of Proxy Materials (the “Notice”) only or (ii) a copy of this Notice of Annual Meeting, the proxy statement, the accompanying proxy card, and our annual report (if a stockholder previously requested paper delivery of proxy materials), each in connection with the solicitation of proxies by our Board of Directors for use at the 2025 Annual Meeting and any adjournments or postponements thereof. The Notice contains instructions related to this process, including how to access our Notice of Annual Meeting, proxy statement and annual report over the internet, how to authorize your proxy to vote online and how to request a paper copy of the Notice of Annual Meeting, proxy statement and annual report.

It is important that your shares be voted. You may authorize your proxy to vote your shares over the internet as described in the Notice. Alternatively, if you received a paper copy of the proxy card by mail, please complete, date, sign and promptly return the proxy card in the self-addressed stamped envelope provided. You also may vote by telephone as described in your proxy card. If you attend the 2025 Annual Meeting, you may revoke your proxy in accordance with procedures set forth in the proxy statement and vote electronically via the internet.

By Order of the Board of Directors,

Peter Coughenour
Chief Financial Officer and Secretary

, 2025

Royal Oak, Michigan

i

ii

AGREE REALTY CORPORATION

32301 Woodward Avenue

Royal Oak, MI 48073

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

May 15, 2025

ABOUT THE ANNUAL MEETING

This proxy statement is furnished by our Board of Directors (the “Board”) in connection with the Board’s solicitation of proxies to be voted at the 2025 Annual Meeting of stockholders (the “2025 Annual Meeting”) of Agree Realty Corporation (the “Company”) to be held virtually at 10:00 a.m. Eastern Time on May 15, 2025, at www.virtualshareholdermeeting.com/ADC2025, and at any adjournment or postponement thereof.

On or about April 4, 2025, we are mailing either (i) a copy of the Notice of Annual Meeting, this proxy statement, the accompanying proxy card, our annual report and the Notice of Internet Availability of Proxy Materials (the “Notice”) (if a stockholder previously requested paper delivery of proxy materials), or (ii) the Notice only, to our stockholders of record on March 7, 2025 (the “Record Date”). The Notice and this proxy statement summarize the information you need to know to vote at the 2025 Annual Meeting. You do not need to attend the 2025 Annual Meeting virtually via the internet in order to vote.

WHAT IS THE PURPOSE OF THE 2025 ANNUAL MEETING?

At the 2025 Annual Meeting, holders of our common stock will be voting on the matters set forth below:

●	To elect three directors to serve until the annual meeting of stockholders in 2028;
●	To ratify the appointment of Grant Thornton LLP (“Grant Thornton”) as our independent registered public accounting firm for 2025;
●	To approve (on an advisory basis), by non-binding vote, executive compensation; and
●	To consider and approve an amendment to our Articles of Incorporation, as amended and supplemented (our “Charter”), to increase the number of authorized shares of our common stock from 180 million shares to 360 million shares, as set forth in the form of Articles of Amendment attached hereto as Appendix A (the “Charter Amendment”).
The Board recommends that you vote FOR the director nominees, FOR the ratification of the appointment of Grant Thornton, FOR executive compensation, and FOR the Charter Amendment.

In addition, management will respond to appropriate questions from stockholders. A representative of Grant Thornton will be present at the 2025 Annual Meeting and will be available to respond to appropriate questions. Such representative will also have an opportunity to make a statement.

HOW CAN I ATTEND THE MEETING?

You can attend the 2025 Annual Meeting virtually via the internet or by proxy.

Attending and Participating Online. The 2025 Annual Meeting will take place virtually via the internet at www.virtualshareholdermeeting.com/ADC2025. Stockholders may vote and submit questions while attending the 2025 Annual Meeting virtually via the internet. You will need the 16-digit control number included on your Notice or proxy card (if you received a paper delivery of proxy materials), to enter the 2025 Annual Meeting via the internet. Instructions on how to attend and participate virtually via the internet, including how to demonstrate proof of share ownership, are available at www.virtualshareholdermeeting.com/ADC2025. Participants will be able to log in 15 minutes prior to the start of the Annual Meeting. We encourage you to access the Annual Meeting in advance of the designated start time to ensure that you do not experience any technical difficulties.

Attending by Proxy. Please see “Can I vote my shares without attending the 2025 Annual Meeting?” below.

WHY ARE YOU HOLDING A VIRTUAL ANNUAL MEETING?

We believe that hosting a virtual meeting will enable more of our stockholders to attend and participate in the 2025 Annual Meeting since our stockholders can participate from any location around the world with internet access. We have designed our virtual format to enhance, rather than constrain, stockholder access, participation, and communication. For example, the virtual format allows stockholders to communicate with us during the 2025 Annual Meeting so they can ask questions of the Board or management. During the live Q&A session of the meeting, we may answer questions as they come in, to the extent relevant to the business of the meeting, as time permits.

WHO IS ENTITLED TO VOTE?

All stockholders of record at the close of business on the Record Date will be entitled to vote. Each share of common stock entitles the holder thereof to one vote on each of the matters to be voted upon at the 2025 Annual Meeting. As of the Record Date, 107,352,634 shares of our common stock, $.0001 par value per share, were outstanding.

WHAT CONSTITUTES A QUORUM?

The presence at the 2025 Annual Meeting, virtually via the internet or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting will constitute a quorum for all purposes. Proxies marked with abstentions or instructions to withhold votes will be counted as present in determining whether or not there is a quorum.

However, if a quorum is not present at the 2025 Annual Meeting, the stockholders, present virtually via the internet or represented by proxy, have the power to adjourn the meeting until a quorum is present or represented. Regardless of whether a quorum is present, our Second Amended and Restated Bylaws (as amended, our “Bylaws”) provide that the chairman of the meeting may recess or adjourn the meeting.

WHAT IS THE DIFFERENCE BETWEEN HOLDING SHARES AS A STOCKHOLDER OF RECORD AND A BENEFICIAL OWNER?

Stockholders of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares, and the Notice and, if applicable, our proxy materials (including the Notice of Annual Meeting, the proxy statement, the accompanying proxy card and our annual report) are being sent to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to us over the internet or by telephone as described in the Notice, or through an accompanying proxy card or to vote virtually via the internet at the 2025 Annual Meeting.

Beneficial Owners. Many of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of those shares, and the Notice and, if applicable, our proxy materials (including the Notice of Annual Meeting, the proxy statement, the accompanying proxy card, our annual report and the Notice) are being forwarded to you by your broker, bank or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the 2025 Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares virtually via the internet at the 2025 Annual Meeting unless you request and obtain a proxy from your broker, bank or nominee. Your broker, bank or nominee has enclosed a voting instruction card for you to use in directing the broker, bank or nominee on how to vote your shares.

MAY I VOTE MY SHARES AT THE 2025 ANNUAL MEETING?

Even if you plan to virtually attend the 2025 Annual Meeting, we encourage you to vote your shares prior to the meeting.

Stockholders of Record. If you are a stockholder of record and attend the 2025 Annual Meeting virtually via the internet, you may deliver your completed proxy card as discussed below or vote during the meeting by electronic ballot in accordance with the instructions on how to participate virtually via the internet, which are available at www.virtualshareholdermeeting.com/ADC2025.

Beneficial Owners. If you hold your shares through a broker, bank or other nominee and want to vote such shares virtually via the internet at the 2025 Annual Meeting, you must obtain a proxy from your broker, bank or other nominee giving you the power to vote such shares.

CAN I VOTE MY SHARES WITHOUT ATTENDING THE 2025 ANNUAL MEETING?

If you received a paper copy of the proxy card by mail, please complete, date, sign and promptly return the proxy card in the self-addressed stamped envelope provided or vote by telephone or internet as indicated on your proxy card. Voting your shares over the internet, by mailing a proxy card or by telephone, will not limit your right to attend the 2025 Annual Meeting and vote your shares virtually via the internet. If you attend the 2025 Annual Meeting, you may revoke your proxy in accordance with the procedures set forth in this proxy statement.

If you have shares held by a broker, you may instruct your broker to vote your shares by following the instructions that the broker provides to you. Most brokers allow you to authorize your proxy by mail, telephone and on the internet.

CAN I CHANGE MY VOTE AFTER I HAVE VOTED?

Yes. Proxies properly submitted over the internet, by mail or by telephone do not preclude a stockholder from voting virtually via the internet at the meeting. A stockholder may revoke a proxy at any time prior to its exercise by filing with our Secretary a duly executed revocation of proxy, by properly submitting, either by internet, mail or telephone, a proxy to our Secretary bearing a later date or by attending the meeting and voting virtually via the internet. Attendance at the meeting will not by itself constitute revocation of a proxy. If you hold your shares through a bank, broker or other nominee, you should contact such person prior to the time such voting instructions are exercised.

WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE NOTICE OR PROXY CARD OR VOTING INSTRUCTION CARD?

If you receive more than one Notice or proxy card or voting instruction card, it means that you have multiple accounts with banks, trustees, brokers, other nominees and/or our transfer agent. If you receive more than one Notice, please submit all of your proxies over the internet, by mail or by telephone, following the instructions provided in the Notice, to ensure that all of your shares are voted. If you receive more than one proxy card or voting instruction card, please sign and deliver each proxy card and voting instruction card that you receive. We recommend that you contact your nominee and/or our transfer agent, as appropriate, to consolidate as many accounts as possible under the same name and address.

HOW MANY COPIES SHOULD I RECEIVE IF I SHARE AN ADDRESS WITH ANOTHER STOCKHOLDER?

The Securities and Exchange Commission (“SEC”) has adopted rules that permit companies and intermediaries, such as a broker, bank or other agent, to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of the Notice, and, if applicable, our proxy materials, unless the affected stockholder has provided us with contrary instructions. This procedure provides extra convenience for stockholders and cost savings for companies.

The Company and brokers, banks or other agents may be householding the Notice and our proxy materials. A single Notice and, if applicable, a single set of our proxy materials, including the Notice of Annual Meeting, the proxy statement, the accompanying proxy card, our annual report and the Notice, will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker, bank or other agent that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. Stockholders may revoke their consent at any time by contacting Broadridge ICS, either by calling toll-free (866) 540-7095 or by writing to Broadridge ICS, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.

Upon written or oral request, we will promptly deliver a separate copy of the Notice and, if applicable, a set of our proxy materials, to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice or a separate set of our proxy materials now or in the future, you may contact Agree Realty Corporation, either by calling (248) 737-4190 or by writing to 32301 Woodward Avenue, Royal Oak, MI 48073, Attention: Secretary. In addition, if you are receiving multiple copies of the Notice and, if applicable, our proxy materials, you can request householding by contacting our Secretary in the same manner.

WHAT IF I DO NOT VOTE FOR SOME OF THE ITEMS LISTED ON MY PROXY CARD OR VOTING INSTRUCTION CARD?

Stockholders of Record. Proxies properly submitted via the internet, mail or telephone will be voted at the 2025 Annual Meeting in accordance with your directions. If the properly submitted proxy does not provide voting instructions on a proposal, the proxy will be voted in accordance with the recommendations of the Board on such matters. With respect to any matter not set forth on the proxy card that properly comes before the 2025 Annual Meeting, the proxy holders named therein will vote as the Board recommends or, if the Board gives no recommendation, in their own discretion.

Beneficial Owners. Proxies properly submitted via the internet, mail or telephone or pursuant to your voting instruction card will be voted at the 2025 Annual Meeting in accordance with your directions. If you do not indicate a choice or return the voting instruction card, the broker, bank or other nominee will determine if it has the discretionary authority to vote on each matter. Under applicable law and New York Stock Exchange (“NYSE”) rules and regulations, brokers have the discretion to vote on routine matters, including the ratification of the appointment of our independent registered public accounting firm. However, your broker does not have discretionary authority to vote on the election of directors, the advisory vote approving our executive compensation, or the approval of the Charter Amendment, in which case a “broker non-vote” will occur and your shares will not be voted on these matters.

WHAT VOTE IS REQUIRED TO APPROVE EACH ITEM?

Proposal 1 — Election of Directors. The affirmative vote of a majority of the votes cast is necessary for the election of each director nominee. The slate of nominees discussed in this proxy statement consists of three directors, Joel Agree, Michael Judlowe and Gregory Lehmkuhl, whose terms are expiring. Abstentions and broker non-votes will have no effect on the outcome of this proposal. Our stockholders do not have the right to cumulate their votes for directors.

Proposal 2 — Ratification of Appointment of Independent Registered Public Accounting Firm. The affirmative vote of a majority of votes cast at the 2025 Annual Meeting is necessary to ratify the Audit Committee’s appointment of Grant Thornton as our independent registered public accounting firm for 2025. Abstentions are not treated as votes cast under Maryland law and, therefore, they have no effect on the outcome of this proposal. Although stockholder ratification of the appointment is not required and is not binding on us, the Board considers the selection of the independent registered public accounting firm to be an important matter of stockholder concern and the Audit Committee will take your vote on this proposal into consideration when appointing our independent registered public accounting firm in the future. Even if the stockholders ratify the appointment of Grant Thornton, the Audit Committee, in its sole discretion, may terminate the engagement of Grant Thornton and engage another independent auditor at any time during the year.

Proposal 3 — Advisory (Non-Binding) Vote Approving Executive Compensation. The affirmative vote of a majority of votes cast at the 2025 Annual Meeting is necessary to approve our executive compensation. Abstentions and broker non-votes are not treated as votes cast under Maryland law and, therefore, they have no effect on the outcome of this proposal.

Proposal 4 — Approval of the Charter Amendment. The affirmative vote of a majority of votes entitled to be cast at the 2025 Annual Meeting is required to approve the Charter Amendment. Abstentions and broker non-votes will have the same effect as votes “AGAINST” Proposal 4.

Other Matters — If any other matter is properly submitted to the stockholders at the 2025 Annual Meeting, its adoption will require the affirmative vote of a majority of votes cast at the meeting. The Board does not propose conducting any business at the 2025 Annual Meeting other than as stated above.

WILL ANYONE CONTACT ME REGARDING THIS VOTE?

No arrangements or contracts have been made with any solicitors as of the date of this proxy statement, although we reserve the right to engage solicitors if we deem them necessary. Such solicitations may be made by mail, telephone, facsimile, e-mail or personal interviews. In addition, our directors and officers may solicit proxies by mail, telephone, telecopy or in person.

HOW DO I FIND OUT THE VOTING RESULTS?

Voting results will be announced at the 2025 Annual Meeting and will be published in a Current Report on Form 8-K to be filed with the SEC within four business days after the close of the meeting.

PROXY SUMMARY

HISTORY OF BOARD RESPONSIVENESS

The Company has frequently engaged with its stockholders in recent years. Over this time, the Company received feedback on its corporate governance, executive compensation, and board composition practices, as well as its environmental, social, and governance (“ESG”) initiatives. The Company values stockholder feedback, and the feedback received from these engagements has shaped the Company and how it operates today. The table below summarizes the actions taken over the past several years in response to stockholder feedback:

2019	✓	Appointed a Lead Independent Director to further promote independence
	✓	Adopted an Insider Trading Policy
	✓	Adopted a succession plan for the Chief Executive Officer
2020	✓	Increased ownership requirements for non-employee directors to three times their annual cash compensation
	✓	Appointed Karen Dearing to the Board of Directors
	✓	Appointed Michael Hollman to the Board of Directors
	✓	Published our inaugural ESG report committing to improving transparency and accountability for sustainability, social and corporate responsibility
2021	✓	Appointed Michael Judlowe to the Board of Directors
	✓	Appointed Ambassador John Rakolta, Jr. to the Board of Directors
	✓	Created the ESG Steering Committee to execute the Company’s ESG strategy and define the Company’s ESG policies, practices and disclosure
	✓	Aligned our ESG disclosures with the Sustainability Accounting Standards Board (“SASB”) and the Task Force on Climate-Related Financial Disclosures (“TCFD”)
	✓	Increased ownership requirements for non-employee directors to four times their annual cash compensation
2022	✓	Changed Long Term Incentive (“LTI”) plan awards to 55% performance-based and 45% time-based for all Named Executive Officers (“NEOs”)
	✓	Placed a cap on payouts under the LTI Plan of 100% if the Company’s absolute total shareholder return were negative
	✓	Increased the percentile of performance required to reach maximum payout under the LTI Plan to 200% for 90th percentile performance, from the previous 150% payout for 75th percentile performance
	✓	Increased ownership requirements for non-employee directors to five times their annual cash compensation
	✓	Disclosed management business objective (“MBO”) metrics and actual results for 2021
	✓	Disclosed the net lease peer group that awards for performance units are measured against
	✓	Adopted a Human Rights Policy and enhanced our Whistleblower Policy
	✓	Adopted green lease language into our standard lease forms

	✓	Executed multiple green leases, achieving Gold Level recognition from Green Lease Leaders
	✓	Published an ESG Policy Statement and ESG Steering Committee charter
	✓	Enhanced due diligence and asset management processes to include an evaluation of tenants’ ESG policies
✓

Completed Scope 1 and 2 greenhouse gas emissions inventory and calculated our Scope 3 downstream leased assets emissions data using actual data where available and using standard estimate methodologies to fill in gaps

2023	✓	Adopted Anti-Corruption and Related-Party Transaction policies
	✓	Updated our CEO’s LTI awards to 60% performance-based and 40% time-based starting with the February 2024 award
	✓	Implemented continuing engagement with tenants to discuss ESG and sustainability initiatives
	✓	Began systematically monitoring ESG reporting across tenants in the portfolio
	✓	Conducted ESG training with 100% participation from team members
	✓	Achieved Gold Level recognition from the Green Lease Leaders organization for the second year in a row
	✓	Enhanced our risk management processes with the establishment of a formal enterprise risk management (“ERM”) committee that reports to the Board
2024	✓	Appointed Linglong He to the Board of Directors
	✓	Further enhanced our CEO’s LTI awards to 70% performance-based and 30% time-based starting with the February 2025 award
	✓	Improved our MBO disclosure by adding the CEO’s percentage weightings for each objective
	✓	Began to align our ESG disclosures with the International Sustainability Standards Board’s (“ISSB”) IFRS S1 and S2 standards

The Company expects to remain engaged on compensation, governance and ESG issues with its stockholders. We will continue to be responsive to stockholder concerns and align our compensation, governance and ESG policies and practices with the long-term interests of our stockholders.

OUR BUSINESS

We are a fully integrated real estate investment trust (“REIT”) primarily focused on the ownership, acquisition, development, and management of retail properties net leased to industry-leading retailers. As of December 31, 2024, our portfolio consisted of 2,370 properties located in all 50 states and totaling approximately 48.8 million square feet of Gross Leasable Area (“GLA”). As of that date, the portfolio was 99.6% leased and had a weighted average remaining lease term of approximately 7.9 years. A significant majority of our properties are leased to national tenants and at year end 68.2% of our annualized base rent was derived from tenants, or parent entities thereof, with an investment grade credit rating from S&P Global Ratings, Moody’s Investors Service, Fitch Ratings or the National Association of Insurance Commissioners. Substantially all our tenants are subject to net lease agreements. A net lease typically requires the tenant to be responsible for minimum monthly rent and property operating expenses including property taxes, insurance, and maintenance.

2024 Business & Performance Highlights

The Company achieved several notable milestones during the past year, including:

✓	Invested $951 million in 282 retail net lease properties
✓	Commenced 25 development and Developer Funding Platform (“DFP”) projects for total committed capital of approximately $115 million
✓	Core Funds From Operations (“Core FFO”) per share increased 3.7% to $4.08
✓	Adjusted Funds From Operations (“AFFO”) per share increased 4.6% to $4.14
✓	Declared dividends of $3.00 per share, a 2.8% year-over-year increase
✓	Raised approximately $1.1 billion of forward equity via the Company’s at-the-market equity (“ATM”) program and an overnight offering
✓	Achieved upgraded credit rating of BBB+ from S&P Global Ratings with a stable outlook
✓	Completed a public bond offering of $450 million of senior unsecured notes due 2034 at an all-in rate of 5.65%
✓	Expanded senior unsecured revolving credit facility (the “Credit Facility”) to $1.25 billion while reducing pricing and extending the maturity date to August 2029 inclusive of extension options
✓	Ended the year with liquidity over $2.0 billion including availability on the Credit Facility, outstanding forward equity, and cash on hand
✓	Balance sheet well positioned at 3.3 times proforma net debt to recurring EBITDA; 4.9 times excluding unsettled forward equity

2024 AFFO per share grew by 4.6%, marking three-year stacked growth of approximately 17%. Over the past five years, AFFO per share has increased at a compound annual growth rate of approximately 6%, which is among the highest in the net lease sector. This consistent and reliable earnings growth continues to support a growing and well-covered dividend. We declared dividends of approximately $3.00 per common share in 2024, representing a year-over-year increase of 2.8%. The company has increased the common dividend per share at a compound annual growth rate of approximately 6% over the past five years, while maintaining a conservative payout ratio. The 2024 dividends represent a payout ratio of approximately 73% of AFFO per share.

Our strong earnings growth, well-covered dividend, high-quality portfolio, and conservative balance sheet management has created long-term value and driven leading total shareholder returns. The Company has delivered total returns near the top of the Triple Net Lease Peer Group and the MSCI US REIT (RMZ) index over the last 10 years.

(1)	The Triple Net Lease Peer Group includes the following companies: Broadstone Net Lease, Inc., EPR Properties, Essential Properties Realty Trust, Inc., Four Corners Property Trust, Inc., Getty Realty Corp., NETSTREIT Corp, NNN REIT, Inc., Realty Income Corporation, and W.P. Carey. However, if companies don’t have a 10-year return history then they were excluded from the chart above.

EXECUTIVE COMPENSATION HIGHLIGHTS

Our compensation program for our named executive officers consists of base salary, annual incentive awards, long-term share-based and unit-based incentive awards and certain other benefits. We also provide severance arrangements for certain of our named executive officers. This program is designed to attract and retain key executives while encouraging high performance and aligning executives’ interests with the interests of our stockholders.

The following summarizes the key principles and objectives of our approach to executive compensation:

Do
✔	provide compensation that is aligned with performance by linking pay to the achievement of pre-established short and long-term goals	✔	allow for claw-backs of cash and equity awards
✔	provide total compensation that is both fair and competitive	✔	require executives to own and retain shares of our common stock to further align their interests with those of our stockholders
✔	attract, retain and motivate key executives who are critical to our operations	✔	engage a third-party consultant to advise the Compensation Committee on executive compensation matters
✔	reward superior individual and company performance on both a short-term and long-term basis	✔	have a Compensation Committee comprised entirely of independent directors
✔	assess compensation risks on an annual basis	✔	conduct an annual “say-on-pay” vote

Do Not
provide total compensation that is not linked to short and long-term company goals	overweight compensation that is not “at-risk” for executives
provide incentives for executives to take excessive risk to reach short-term targets	provide uncapped award opportunities to our executives
provide executives with excessive perquisites or other personal benefits	guarantee annual base salary increases but instead consider increases if warranted
permit executives to engage in derivative or hedging transactions in our securities	provide for excise tax gross-up payments or single trigger equity treatment in connection with a change in control

Our compensation philosophy supports our commitment to pay-for-performance by rewarding executives for achieving our strategic goals on a short and long-term basis. The following charts demonstrate our focus on variable at-risk pay for our CEO and NEOs in 2024.

CORPORATE GOVERNANCE HIGHLIGHTS

Our Board is responsible for oversight of the Company, including the strategy, objectives, and risk management practices. They are focused on sound corporate governance practices that are designed to promote the long-term interests of our stakeholders. Highlights of our corporate governance practices include:

✓	All directors are independent with the exception of the CEO and Executive Chairman
✓	We maintain a Lead Independent Director position with clearly defined responsibilities to further promote Board independence
✓	All members of the Audit, Nominating & Governance and Compensation committees are independent
✓	Independent directors meet quarterly, without the presence of officers or team members
✓	Appointed six new independent directors since 2018
✓	Independent directors have a median tenure of five years

✓	The Board, Audit Committee, Compensation Committee and Nominating & Governance Committee all complete annual self-assessments
✓	The Company has no stockholder rights plan (“poison pill”)
✓	The Board annually reviews all corporate governance policies and recently amended several policies

ENVIRONMENTAL, SOCIAL AND GOVERNANCE

As part of the Company’s commitment to continuously improving our understanding of and performance across material ESG topics, the Company has worked with a third-party consultant since 2021 to help identify opportunities for continuous improvement across our programs, policies, and disclosures to meet the expectations of our stakeholders. The Company continues to execute an ongoing sustainability and ESG strategy to enhance oversight structures, risk management, policies, data collection, reporting, and stakeholder engagement.

ENVIRONMENTAL SUSTAINABILITY

We understand that environmental sustainability is an ongoing endeavor and embrace the responsibility to be a steward of the environment, use natural resources carefully, and work with our retail partners on shared sustainability initiatives. We remain committed to using our time, talents, resources, and relationships to grow in a manner that makes the world and the environment better for future generations.

Our focus on industry-leading, national and super-regional retailers provides for long-term relationships with many environmentally conscientious retailers. This is particularly meaningful because the Company’s portfolio is primarily comprised of properties that are leased to tenants under long-term net leases where the tenant is generally responsible for maintaining the property and implementing environmentally responsible practices.

We continue to engage with our retail partners on shared sustainability initiatives at our properties, execute green leases with various tenants, and systematically monitor ESG policies for current and prospective tenants. We will also continue working with our tenants and consultants to update our greenhouse gas emissions inventory.

Managing climate risk is an essential component of our environmental strategy, and our geographic diversity plays a key role in mitigating exposure. Our portfolio consists of more than 2,300 assets spanning 50 states, with no single state representing more than 7% of total annualized base rents. This broad diversification helps reduce the potential impact of localized climate-related risks across our portfolio.

SOCIAL RESPONSIBILITY

At Agree, our team members are the foundation of our success, and we endeavor to make sure they have a welcoming and inclusive work environment to support their needs. Agree Realty values and supports an inclusive and diverse community for colleagues, stakeholders, vendors, and the broader communities which we conduct business in. We make it our mission on a daily basis to ensure that we operate in an environment free of discrimination, which includes freedom from harassment.

Company culture is a key factor in our performance. We have a Culture Committee comprising team members from different departments. The Committee’s mission is to create community through camaraderie. The Committee plans multiple events throughout the year including social events, volunteer activities, and opportunities to celebrate the Team’s success. The Company also regularly sponsors local charities, showing our commitment to the communities in which we operate.

In 2024, the Culture Committee remained highly active, hosting 14 events designed to foster engagement and collaboration among team members, and 16 different friendly competitions. Additionally, the Committee organized two company-wide charity drives, reinforcing our commitment to giving back to the communities in which we operate.

The Company offers numerous benefits, including competitive compensation plans, health and disability insurance, and physical and financial wellness support. Our benefits include the following:

●	Compensation: includes base salaries, annual cash bonuses, long-term equity compensation for all employees and ongoing access to financial planning resources
●	Insurance: 100% employer paid premiums for certain medical benefit plans for full-time team members, their spouse, and dependents and 100% employer paid premiums for Short-Term and Long- Term disability to help cover a team member’s financial losses
●	Retirement: simple IRA with a Company match of up to 3% of annual earnings
●	Training and Education: provides development opportunities through ADC University, the ADC Rotational Program, the Team Leader Training Program and lunch & learns on a variety of topics
●	Agree Wellness Program: focuses on physical and financial wellness to enhance team members’ well-being

CORPORATE GOVERNANCE

We are committed to managing the Company for the benefit of our stockholders and are focused on maintaining good corporate governance. Our Board is ultimately responsible for ESG oversight. The Nominating & Governance Committee of the Board (the “NGC”) oversees our management-level ESG Steering Committee, which sets our ESG strategy and ensures our strategy is implemented throughout our operations.

Our Chief Financial Officer chairs the ESG Steering Committee, ensuring alignment between our ESG strategy and overall corporate governance. The NGC has formal oversight responsibility for the Company’s ESG programs, and the Chief Financial Officer or other ESG Steering Committee members will provide regular updates on ESG matters to the NGC, ensuring they are apprised of all significant ESG matters.

Our Board has ten directors, eight of whom are independent. Six new independent directors have been added since 2018. Independent directors meet quarterly, without the presence of officers or team members. A Lead Independent Director was appointed in 2019 to further promote independence.

The Board has adopted an Insider Trading Policy that applies to all directors, officers and team members. The Company does not have a poison pill and maintains stock ownership guidelines for directors and named executive officers requiring specified levels of stock ownership. Time-vested stock grants to officers and team members provide long-term alignment, while performance-based stock grants to named executive officers utilize total shareholder return, with the amount of the grants intended to increase as total returns to stockholders increase, further enhancing alignment. Our Board has established a succession plan for the Chief Executive Officer to cover emergencies and other occurrences.

We are committed to maintaining the highest standards for ethics and integrity. Directors, officers, and team members are responsible for promoting honest and ethical conduct. The Board has adopted a Code of Business Conduct and Ethics and Corporate Governance Guidelines that apply to all directors, officers and team members of the Company. Officers and team members are required to certify their compliance on an annual basis.

PROPOSAL SUMMARY AND RECOMMENDATIONS

Proposal No.	Description	Board’s Recommendation	Page
1	The election of three directors nominated by our Board of Directors and named in the accompanying Proxy Statement to hold office until the 2028 Annual Meeting	For	56
2	Ratification of the appointment of Grant Thornton as our independent registered public accounting firm for the year 2025	For	60
3	A non-binding vote to approve executive compensation of our named executive officers as described in the accompanying Proxy Statement	For	61
4	Approval of the Charter Amendment	For	62

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock (our only outstanding class of voting securities) as of March 7, 2025, with respect to each director and named executive officer, and all our directors and executive officers as a group. As of March 7, 2025, there were 107,352,634 shares of our common stock outstanding. Unless otherwise indicated, each person has sole voting and investment power with respect to the shares listed below and none of the named executive officers or directors has pledged his or her shares of common stock as collateral. Unless otherwise indicated, the business address for each of the identified stockholders is 32301 Woodward Avenue, Royal Oak, Michigan 48073.

	Amount and Nature of		Percent of
Name of Beneficial Owner	Beneficial Ownership(1)		Class(2)
Richard Agree	638,645	(3)	*
Joel Agree	631,144	(4)	*
Peter Coughenour	18,044		*
Craig Erlich	53,287	(5)	*
Danielle Spehar	20,948		*
Nicole Witteveen	15,995		*
Karen Dearing	13,457		*
Merrie Frankel	10,667		*
Linglong He	5,889		*
Michael Hollman	7,886		*
Michael Judlowe	11,930	(6)	*
Gregory Lehmkuhl	26,624		*
John Rakolta, Jr.	478,121		*
Jerome Rossi	10,192		*
All directors and executive officers as a group (14 persons)	1,942,829	(7)	1.8%
*	Less than 1%
(1)	The amount of common stock beneficially owned is reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Amounts include the following number of unvested shares of restricted stock as of March 7, 2025: Mr. Richard Agree: 19,521 shares, Mr. Joel Agree: 107,238 shares, Mr. Coughenour: 12,930 shares, Mr. Erlich: 18,866 shares, Ms. Spehar: 14,764 shares, Ms. Witteveen: 11,114 shares, Ms. Dearing: 2,883 shares, Ms. Frankel: 1,579 shares, Ms. He: 2,540 shares, Mr. Hollman: 1,579 shares, Mr. Judlowe: 2,540 shares, Mr. Lehmkuhl: 3,227 shares, Mr. Rakolta: 2,540 shares, Mr. Rossi: 1,579 shares; and all executive officers and directors as a group, 202,900 shares.
(2)	Percentages are based on 107,352,634 shares of common stock outstanding as of March 7, 2025. The amount of common stock outstanding used in calculating such percentages assumes that none of the common limited partnership units in Agree Limited Partnership (the “Common OP Units”) are converted to common stock.
(3)	Consists of (i) 417,278 shares owned directly, (ii) 85,512 shares owned by his spouse and (iii) 135,855 shares owned by irrevocable trusts for his children and does not include 347,619 shares of common stock issuable upon conversion of his Common OP Units.
(4)	Consists of (i) 628,952 shares owned directly and (ii) 2,192 shares owned by his children.
(5)	Consists of (i) 52,882 shares owned directly, (ii) 100 shares owned by his spouse and (iii) 305 shares owned by his daughter.
(6)	Consists of (i) 11,830 shares owned directly and (ii) 100 shares owned by his spouse.
(7)	Does not include 347,619 shares of common stock issuable upon conversion of Common OP Units.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information regarding the beneficial ownership of our common stock (our only outstanding class of voting securities) as of March 7, 2025, to our knowledge, for each beneficial owner of more than 5.0% of the outstanding shares of our common stock. As of March 7, 2025, there were 107,352,634 shares of our common stock outstanding.

	Amount and Nature of		Percent of
Name of Beneficial Owner	Beneficial Ownership(1)		Class(2)
The Vanguard Group	14,222,246	(3)	13.2%
BlackRock, Inc.	12,646,666	(4)	11.8%
Cohen & Steers, Inc.	9,799,209	(5)	9.1%
(1)	The amount of common stock beneficially owned is reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities.
(2)	Percentages are based on 107,352,634 shares of common stock outstanding as of March 7, 2025. The amount of common stock outstanding used in calculating such percentages assumes that none of the Common OP Units are converted to common stock.
(3)	Pursuant to Schedule 13G/A (Amendment No. 10) filed with the SEC on February 13, 2024 by The Vanguard Group. Represents 14,222,246 shares of common stock beneficially owned by The Vanguard Group and certain of its affiliates. The business address of such person is 100 Vanguard Blvd., Malvern, PA 19355. The Vanguard Group is deemed to have shared voting power with respect to 115,689 shares, sole dispositive power with respect to 14,005,448 shares and shared dispositive power with respect to 216,798 shares.
(4)	Pursuant to Schedule 13G/A (Amendment No. 1) filed with the SEC on January 23, 2024 by BlackRock, Inc. Represents holdings of various subsidiaries of the holding company and includes ownership of more than 5% of our common stock by Blackrock Fund Advisors. The business address of such person is 50 Hudson Yards, New York, NY 10001. BlackRock, Inc. is deemed to have sole voting power with respect to 11,831,935 shares and sole dispositive power with respect to 12,646,666 shares.
(5)	Pursuant to Schedule 13G/A filed with the SEC on February 13, 2025 by Cohen & Steers, Inc., Cohen & Steers Capital Management, Inc., Cohen & Steers UK Ltd., Cohen & Steers Asia Limited, and Cohen & Steers Ireland Limited. Represents 9,799,209 shares of common stock beneficially owned by the Cohen & Steers entities. The business address of Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. is 1166 Avenue of the Americas, 30th Floor, New York, NY 10036. The business address of Cohen & Steers UK Ltd. is The Burlian, 2nd Floor, 3 Dering Street, London W1S 1AA, United Kingdom. The business address of Cohen & Steers Asia Ltd. is 1201-02 Champion Tower, Three Garden Road, Central, Hong Kong. The business address of Cohen & Steers Ireland Ltd. is 77 Sir John Rogerson’s Quay, Block C, Grand Canal Docklands, Dublin 2, D02 VK60. Cohen & Steers, Inc. is deemed to have sole voting power with respect to 6,422,157 shares and sole dispositive power with respect to 9,799,209 shares. Cohen & Steers Capital Management, Inc. is deemed to have sole voting power with respect to 6,401,439 shares and sole dispositive power with respect to 9,768,269 shares. Cohen & Steers UK Ltd. is deemed to have sole voting power with respect to 11,873 shares and sole dispositive power with respect to 22,095 shares. Cohen & Steers Ireland Limited is deemed to have sole voting and dispositive powers with respect to 8,845 shares.

BOARD MATTERS

THE BOARD OF DIRECTORS

The Board has general oversight responsibility for our affairs, and the directors, in exercising their duties, represent and act on behalf of the stockholders. Although the Board does not have responsibility for our day-to-day management, it stays regularly informed about our business and provides guidance to management through periodic meetings and other informal communications. The Board is significantly involved in, among other things, the strategic and financial planning process, leadership development and succession planning, as well as other functions carried out through the Board committees as described below.

Board Leadership Structure. The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The Board understands that there is no single, generally accepted approach to providing board leadership and the right board leadership structure may vary as circumstances warrant.

Richard Agree served as our Chairman of the Board and Chief Executive Officer from December 1993 to January 2013 and has served as our Executive Chairman of the Board since January 2013. Joel Agree served as our President and Chief Operating Officer until his promotion to Chief Executive Officer in January 2013 and has served as a director since June 2009. Subject to the direction of the Board, including the Executive Chairman, Joel Agree has general responsibility and ultimate authority for the implementation of our policies. Based on a review of the Board leadership structure in 2019, the Board created the Lead Independent Director position to further promote independence and to demonstrate our commitment to strong corporate governance. Mr. Lehmkuhl has served as the Lead Independent Director since December 2020.

The Board, which consists of a majority of independent directors, exercises a strong, independent oversight function. This oversight function is enhanced by the fact that the Audit Committee, the Compensation Committee and the Nominating and Governance Committee are comprised entirely of independent directors and by oversight by the Lead Independent Director. Under our Bylaws and Corporate Governance Guidelines, the Board has the ability to change its structure, should that be deemed appropriate and in the best interest of our Company and our stockholders. The Board believes that these factors provide the appropriate balance between the authority of those who oversee our Company and those who manage it on a day-to-day basis.

Risk Management. The Board takes an active and informed role in our risk management policies and strategies. Our executive officers, who are responsible for our day-to-day risk management practices, present to the Board on the material risks to our Company, including capital markets risk, interest rate risk, operational risk, and risk related to information technology and cybersecurity. At that time, the management team also reviews with the Board our risk mitigation policies and strategies specific to each risk that is identified. Our Compensation Committee reviews and determines whether any of our compensation policies or practices subject the Company to inappropriate risk. Our Audit Committee assists the Board in fulfilling its responsibilities related to the oversight of major financial risk exposures; guidelines and policies governing the process by which management assesses and manages such risk exposures; accounting and reporting processes; our system of internal accounting and financial controls; and our technology security policies and internal cybersecurity and privacy controls. Our Audit Committee reviews and determines cybersecurity, privacy, information security and financial risk exposures and the steps our management has taken to monitor and control these exposures. Throughout the year, management monitors our risk profile and updates the Board as new material risks are identified or the aspects of a risk previously presented to the Board materially change.

Meetings. The Board and its committees meet throughout the year at regularly scheduled meetings and also hold special meetings and act by written consent as appropriate. The Board met four times during 2024. During 2024, each director attended, virtually or in person, 75% or more in aggregate of (i) the number of meetings of the Board and (ii) the number of meetings held by all committees of the Board on which such director served. It has been and is the policy of the Board that directors attend annual meetings of stockholders except where the failure to attend is due to unavoidable circumstances or conflicts discussed in advance by the director with the Chairman of the Board. Each director serving on the Board at the time of the 2024 annual meeting attended our 2024 annual meeting of stockholders.

Lead Independent Director. Our independent directors meet in executive sessions quarterly without management. As Lead Independent Director, Mr. Lehmkuhl presides at executive sessions of our independent directors and Board meetings at which the Executive Chairman is not present; serves as liaison between the Executive Chairman and management as needed; reviews and approves Board meeting agendas, topics and schedules; communicates as appropriate with the Executive Chairman and management regarding matters discussed by the independent directors; and performs other duties as the Board may from time to time delegate to assist the Board in fulfilling its responsibilities.

Director Independence. The NYSE listing standards set forth objective requirements for a director to satisfy, at a minimum, in order to be determined to be independent by the Board. In addition, in order to conclude a director is independent in accordance with the NYSE listing standards, the Board must also consider all relevant facts and circumstances, including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. Pursuant to our Corporate Governance Guidelines and the NYSE listing standards, which require that a majority of our directors be independent within the meaning of the NYSE listing standards, the Board undertook a review of the independence of all non-management directors. Based upon information requested from and provided by each director and director nominee concerning his or her background, employment and affiliations, including family relationships, the Board has affirmatively determined that the following eight of our ten directors are independent under NYSE listing standards and our Corporate Governance Guidelines and do not have a relationship with us that would interfere with such person’s ability to exercise independent judgment as a member of the Board: Ms. Dearing, Ms. Frankel, Ms. He, Mr. Hollman, Mr. Judlowe, Mr. Lehmkuhl, Mr. Rakolta, and Mr. Rossi. In making this determination, the Board has considered the relationships described below under “Related Person Transactions,” and determined they do not affect independence. The Board’s director independence standards outlined in our Corporate Governance Guidelines can be found on our website at www.agreerealty.com in the Policies and Charters section.

Stock Ownership Requirements. To further align the interests of certain of our executive officers and directors with the interest of our stockholders, and to promote our commitment to sound corporate governance, the Board has adopted stock ownership guidelines. The stock ownership guidelines apply to the Executive Chairman, Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Chief Growth Officer, General Counsel and non-employee directors. A summary of those guidelines is set forth in “Compensation Discussion and Analysis — Stock Ownership Guidelines.”

COMMITTEES OF THE BOARD

The Board has delegated various responsibilities and authority to four standing committees of the Board. Each committee regularly reports on its activities to the full Board. Each committee, other than the Executive Committee, operates under a written charter approved by the Board, which is reviewed annually by the respective committees of the Board and is available in the Policies and Charters section of our website at www.agreerealty.com. Each committee may form, and delegate power and authority to, subcommittees of one or more of its members for any purpose that such committee deems appropriate. The Audit Committee, the Compensation Committee and the Nominating and Governance Committee are composed entirely of independent directors. In addition, the Board has determined that each member of the Audit Committee and the Compensation Committee qualifies as independent in accordance with the additional independence rules established by the SEC and NYSE. The table below sets forth the current membership of the four standing committees of the Board and the number of meetings held in 2024 by such committees:

Name	Audit	Compensation	Nominating and Governance	Executive
Richard Agree				Chair
Joel Agree				✓
Karen Dearing	Chair
Merrie Frankel	✓		Chair
Linglong He			✓
Michael Hollman	✓		✓
Michael Judlowe		✓		✓
Gregory Lehmkuhl		Chair
John Rakolta, Jr.				✓
Jerome Rossi		✓	✓
Number of Meetings in 2024	4	2	2	1

Audit Committee. The Audit Committee is responsible for providing independent, objective oversight of our auditing, accounting and financial reporting processes, including reviewing the audit results and monitoring the effectiveness of our internal audit function and reviewing and discussing our policies and procedures with respect to cybersecurity risk assessment and risk management. In addition, the Audit Committee engages the independent registered public accounting firm. See “Audit-Related Matters — Report of the Audit Committee,” “Audit-Related Matters — Audit Committee Matters” and the Audit Committee’s charter for additional information on the responsibilities and activities of the Audit Committee. The Audit Committee charter is available on the Company’s website at https://agreerealty.com/corporate-governance/.

The Board has determined that each Audit Committee member has sufficient knowledge in reading and understanding financial statements to serve thereon and is otherwise financially literate, and that Ms. Dearing, Ms. Frankel, and Mr. Hollman qualify as “audit committee financial experts” as that term is defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has further determined that Ms. Dearing, Ms. Frankel, and Mr. Hollman possess financial management expertise within the meaning of the listing standards of the NYSE.

Compensation Committee. The Compensation Committee is responsible for overseeing compensation and benefit plans and policies, reviewing and approving equity grants and otherwise administering share-based plans, and reviewing and approving annually all compensation decisions relating to our executive officers. The Compensation Committee also has authority to grant awards under the Company’s 2024 Omnibus Incentive Plan (the “2024 Plan”). See “Compensation Discussion and Analysis,” “Compensation Committee Report” and the Compensation Committee’s charter for additional information on the responsibilities and activities of the

Compensation Committee. The Compensation Committee charter is available on the Company’s website at https://agreerealty.com/corporate-governance/.

Role of Management. After consultation with our executive officers, Joel Agree, our President and Chief Executive Officer, makes recommendations to the Compensation Committee with respect to the design and implementation of the compensation program for the named executive officers. See “Compensation Discussion and Analysis — Determining Compensation for Named Executive Officers.”

Role of Compensation Consultant. In 2024, the Compensation Committee engaged Meridian Compensation Partners, LLC (“Meridian”) to assist the Company and the Compensation Committee with matters related to the Company’s executive compensation program. The Compensation Committee determined that Meridian meets the criteria for an independent consultant in accordance with SEC guidelines for such services.

Nominating and Governance Committee. The Nominating and Governance Committee is responsible for establishing the requisite qualifications for directors, identifying and recommending the nomination of individuals qualified to serve as directors, establishing corporate governance practices in compliance with applicable regulatory requirements and consistent with the highest standards, recommending to the Board the corporate governance guidelines applicable to the Company, leading the Board in its annual review of the performance of the Board and management, recommending directors for each Board committee and overseeing the evaluation of the Board, including its committees, and management of the Company. The Nominating and Governance Committee also establishes corporate governance practices in compliance with applicable regulatory requirements consistent with the highest standards and recommends to the Board the corporate governance guidelines applicable to us. In addition, the Nominating and Governance Committee has formal oversight responsibility for the Company’s ESG program. Refer to the Nominating and Governance Committee’s charter for additional information on the responsibilities and activities of the Nominating and Governance Committee. The Nominating and Governance Committee charter is available on the Company’s website at https://agreerealty.com/corporate-governance/.

Director Qualifications. Our Nominating and Governance Committee has established policies for the desired attributes of the Board as a whole, including as set forth in our Corporate Governance Guidelines. The Board seeks to ensure that a majority of its members are independent within the NYSE listing standards. Further, each director generally may not serve as a member of more than three other public company boards. In addition, Audit Committee members may not simultaneously serve on the audit committee of more than two other public companies, unless the Board determines that such simultaneous service would not impair the ability of the member to effectively serve on the Audit Committee. Each director must possess personal integrity, leadership skills, a business and professional background that would complement the skills and experience of the other members of the Board, the ability to think strategically about the long-term interests of the Company and our stockholders, and a breadth of knowledge about matters affecting the Company and its industry. In addition, directors must be committed to devoting the time and effort necessary to be responsible and productive members of the Board. The Board values diversity, in its broadest sense, and ensures candidates in the qualified pool from which Board candidates are chosen have diverse skills, experiences, perspectives and backgrounds. The Nominating and Governance Committee conducts reviews of current directors in light of the considerations described above and their historical contributions to the Board. The Board reviews the effectiveness of its director candidate nominating practices annually.

The matrix below highlights the specific experience, knowledge and skills for each director that the Board considers important in determining whether each nominee should serve on the Board given the Company’s business and strategy. The absence of a mark for a particular skill does not mean that the director does not possess that skill, or experience, or is unable to contribute to the decision-making process in that area. However, the mark indicates that the item is a particularly prominent qualification, skill, or experience that the director brings to our Board. We believe that our diverse Board has an appropriate mix of skills, expertise and experience to oversee critical matters of the Company and to represent the interests of our stockholders.

Knowledge, Skills & Experience	R. Agree	J. Agree	K. Dearing	M. Frankel	L. He	M. Hollman	M. Judlowe	G. Lehmkuhl	J. Rakolta, Jr.	J. Rossi

Board and Executive Experience

“C-suite” or Board experience with a public company or large private company, or leadership experience as a division or department leader within a large public company; understanding of governance practices

	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓

REITs/Real Estate

Experience serving as an executive or director for a REIT or real estate company, or working closely with REITs or real estate companies as an executive or director of a related business

	✓	✓	✓	✓		✓	✓	✓	✓	✓
Capital Markets/M&A Experience with debt and equity capital markets transactions, and/or mergers & acquisitions	✓	✓	✓	✓		✓	✓	✓	✓	✓
Financial Experience or Literacy Knowledge of finance or financial reporting and an ability to analyze or evaluate financial statements	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Strategic Planning Experience defining and driving the strategic direction and growth of the operations of a business or division/department within a complex organization	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓

Information Technology/Cybersecurity

Experience implementing technology strategies and managing/mitigating cybersecurity risks, and/or an understanding of how AI systems function and contribute to automation and operational efficiency

			✓	✓	✓			✓
Risk Management Experience managing complex risks in an organization including specific types of risks (financial, cyber, etc.)	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Legal/Regulatory Knowledge acquired through a law degree or business experience in understanding legal risks and obligations	✓	✓	✓	✓	✓	✓
Leadership & Talent Development Experience or expertise in management and development of human capital as an executive or leader within an organization	✓	✓	✓		✓	✓	✓	✓	✓	✓
Environmental, Social & Governance Experience in ESG and community affairs matters, including as an executive or director, or through positions with other organizations			✓	✓	✓			✓	✓
Retail Experience Experience as an executive or director with a retail organization, or working closely with retail organizations as an executive or director at a related business	✓	✓							✓	✓
Independence Independent in accordance with NYSE listing standards and our Corporate Governance Guidelines			✓	✓	✓	✓	✓	✓	✓	✓

Demographics	R. Agree	J. Agree	K. Dearing	M. Frankel	L. He	M. Hollman	M. Judlowe	G. Lehmkuhl	J. Rakolta, Jr.	J. Rossi
Race/Ethnicity
African American/Black						✓
Asian/Hawaiian/Pacific Islander					✓
White/Caucasian	✓	✓	✓	✓			✓	✓	✓	✓
Hispanic/Latino
Native American
Gender
Male	✓	✓				✓	✓	✓	✓	✓
Female			✓	✓	✓
Age
Years (As of April 4, 2025)	81	46	60	70	60	44	59	52	77	81

Identifying and Evaluating Nominees. Generally, the Nominating and Governance Committee will re- nominate incumbent directors who continue to satisfy its criteria for membership on the Board, who it believes will continue to make important contributions to the Board and who consent to continue their service on the Board.

Our Nominating and Governance Committee periodically assesses the appropriate number of directors comprising the Board and whether any vacancies on the Board are expected due to retirement or otherwise. The Nominating and Governance Committee will evaluate the qualifications set forth above and may consider additional factors it deems appropriate. Depending on the current needs of the Board, certain factors may be weighed more or less heavily by the Nominating and Governance Committee.

The Nominating and Governance Committee considers candidates for the Board from any responsible source, including current Board members, stockholders, professional search firms or other persons. The Nominating and Governance Committee does not evaluate candidates differently based on who has made the recommendation. The Nominating and Governance Committee has the authority under its charter to hire and pay a fee to consultants or search firms to assist in the process of identifying and evaluating candidates.

Stockholder Nominees. Our Bylaws permit stockholders to nominate directors for consideration at an annual meeting of stockholders. We did not receive any director nominations by stockholders for the 2025 Annual Meeting. The Nominating and Governance Committee will consider properly submitted stockholder submissions for nominations to the Board and will apply the same evaluation criteria in considering such nominees as it would to persons nominated under any other circumstances. Such nominations may be made by a stockholder entitled to vote, who delivers written notice along with the additional information and materials to our Secretary in compliance with the requirements set forth in our Bylaws and below in “Additional Information — Proposals for 2026 Annual Meeting.”

Any stockholder nominations proposed for consideration by the Nominating and Governance Committee should include the nominee’s name, sufficient biographical information to demonstrate that the nominee meets the qualification requirements for Board service as set forth under “Director Qualifications,” and such other information regarding each nominated person as set forth in our Bylaws and that would be required in a proxy statement filed pursuant to the SEC’s proxy rules in the event of an election contest. The nominee’s written consent to the nomination should also be included with the nominating submission, which should be addressed to: Agree Realty Corporation, 32301 Woodward Avenue, Royal Oak, MI 48073, Attention: Secretary.

Executive Committee. The Executive Committee has the authority to acquire and dispose of real property and the power to authorize, on behalf of the full Board, the execution of certain contracts and agreements, including those related to our borrowing of money, and generally to exercise all other powers of the Board except for those which require action by a majority of the independent directors or the entire Board.

DIRECTOR COMPENSATION

The Compensation Committee establishes and oversees our director compensation program. Director compensation is established with a view to attract highly qualified non-management directors and fairly compensate non-management directors for their time and effort on behalf of stockholders. In consultation with Meridian, our Compensation Committee regularly benchmarks our director compensation to that of our peers to ensure that it remains competitive to attract and retain non-employee directors.

2025 Compensation

As part of its review of director compensation in consultation with Meridian, in December 2024, the Board reviewed its policy with respect to non-employee director compensation and determined that compensation for 2025 should remain consistent with compensation for 2024, which is described below.

2024 Compensation

Each non-management director who is not an employee of, or affiliated with, the Company received an annual fee of $185,000 in 2024. $115,000 of the annual fee was payable in restricted stock awards with one year vesting, and the remaining $70,000 was payable in either cash or stock at each Director’s election. Cash payments were made quarterly. Stock payments were made in February 2024 and vested on the first anniversary of the grant date.

Additionally, the Lead Independent Director received an additional annual payment of $30,000, and the Audit Committee Chair received an additional annual payment of $25,000. The Chair of each of our Compensation and Nominating and Governance Committees received an additional annual payment of $20,000. These payments are subject to the same cash or stock election described above.

Non-management directors do not receive any additional compensation in any form for their service, including for attendance at meetings of the Board or its committees. The Company reimburses directors for out-of-pocket expenses incurred in connection with their service on the Board.

The following table provides compensation information for the year ended December 31, 2024 for each non-management director.

	Fees Earned or	Stock
Name	Paid in Cash(1)	Awards(2)
Karen Dearing(3)	$95,000	$115,000
Merrie Frankel(4)	90,000	115,000
Linglong He(5)	70,000	115,000
Michael Hollman(6)	70,000	115,000
Michael Judlowe(7)	70,000	115,000
Gregory Lehmkuhl(8)	120,000	115,000
John Rakolta, Jr.(9)	70,000	115,000
Jerome Rossi(10)	70,000	115,000
Total	$655,000	$920,000
(1)	Our non-management directors had the option to receive shares of common stock in lieu of a portion of their cash fees earned and reported in this column. The aggregate number of shares of common stock issued in lieu of cash for 2024 included: Ms. Dearing, 1,652; Ms. He 1,217; Mr. Judlowe, 1,217; Mr. Lehmkuhl, 2,086 and Mr. Rakolta, 1,217.
(2)	Reflects restricted stock awards granted under the 2020 Plan. The amounts reported represent the grant date fair value of the restricted stock award, which is the closing trading price of a share of our common stock on the grant date multiplied by the number of shares subject to the award. The Company does not pay fractional shares.

(3)	Ms. Dearing held 3,652 shares of unvested restricted stock as of December 31, 2024.
(4)	Ms. Frankel held 2,000 shares of unvested restricted stock as of December 31, 2024.
(5)	Ms. He held 3,217 shares of unvested restricted stock as of December 31, 2024.
(6)	Mr. Hollman held 2,000 shares of unvested restricted stock as of December 31, 2024.
(7)	Mr. Judlowe held 3,217 shares of unvested restricted stock as of December 31, 2024.
(8)	Mr. Lehmkuhl held 4,086 shares of unvested restricted stock as of December 31, 2024.
(9)	Mr. Rakolta held 3,217 shares of unvested restricted stock as of December 31, 2024.
(10)	Mr. Rossi held 2,000 shares of unvested restricted stock as of December 31, 2024.

As a named executive officer of the Company, compensation paid to Joel Agree for fiscal 2024 is fully reflected under “Executive Compensation Tables — Summary Compensation Table.” Richard Agree does not receive any compensation for his service as a director, but he does receive compensation for his position as Executive Chairman. In 2024, he received 9,198 time-based restricted shares with an aggregate grant date fair value of $528,977. Such awards vest ratably over a three-year period.

CORPORATE GOVERNANCE

The Board has adopted Corporate Governance Guidelines, a copy of which can be found in the Policies and Charters section of our website at www.agreerealty.com. These guidelines address, among other things, director responsibilities, qualifications (including independence), compensation and access to management and advisors. The Nominating and Governance Committee is responsible for overseeing and reviewing these guidelines and recommending any changes to the Board.

The Board also has adopted a Code of Business Conduct and Ethics (the “Code of Conduct”), which sets out basic principles to guide the actions and decisions of all of our employees, officers, including our chief executive officer, chief financial officer and chief accounting officer, and directors. The Code of Conduct, also available in the Policies and Charters section of our website at www.agreerealty.com, covers numerous topics including honesty, integrity, conflicts of interest, compliance with laws, corporate opportunities and confidentiality. Waivers of the Code of Conduct are discouraged, but any waiver that relates to our executive officers or directors may only be granted by the Board. See “Related Person Transactions” for additional information on the Board’s policies and procedures regarding related person transactions. The Board has adopted several policies, including a Human Rights Policy, an ESG Policy, and a Whistleblower Policy.

Copies of our committee charters, Corporate Governance Guidelines, Code of Conduct, and other policies are available on our website and will be sent to any stockholder, without charge, upon written request to our executive offices: Agree Realty Corporation, 32301 Woodward Avenue, Royal Oak, MI 48073, Attention: Secretary.

COMMUNICATIONS WITH THE BOARD

Interested parties who want to communicate with our non-management directors confidentially may do so by sending correspondence to:

Non-Management Directors

Agree Realty Corporation

32301 Woodward Avenue

Royal Oak, MI 48073

Attention: Secretary

Please note that the mailing envelope must contain a clear notification that it is confidential and your letter should indicate whether you are a stockholder of the Company.

Interested parties and stockholders of the Company who want to communicate with the Board or any individual director can write to:

Agree Realty Corporation

32301 Woodward Avenue

Royal Oak, MI 48073

Attention: Secretary

Your letter should indicate that you are an interested party or a stockholder of the Company. Depending on the subject matter, the Secretary will:

●	Forward the communication to the director or directors to whom it is addressed;
●	Attempt to handle the inquiry directly; for example, where it is a request for information about our Company or if it is a stock-related matter; or
●	Not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

EXECUTIVE OFFICERS

The following table sets forth our executive officers, followed by biographical information regarding each executive officer who is not also a director.

Name	Age	Title
Richard Agree	81	Executive Chairman of the Board and Director
Joel Agree	46	President, Chief Executive Officer and Director
Peter Coughenour	33	Chief Financial Officer and Secretary
Nicole Witteveen	35	Chief Operating Officer
Craig Erlich	57	Chief Growth Officer
Danielle Spehar	57	General Counsel

Peter Coughenour has served as Chief Financial Officer since December 2021, and had served as Interim Chief Financial Officer since August 2021. He is responsible for the Company’s Finance and Accounting departments, leading the capital markets, investor relations, financial reporting, risk management and financial planning and analysis functions. He also chairs the Company’s ESG Steering Committee. Prior to his appointment as Interim Chief Financial Officer, Mr. Coughenour served as Vice President, Corporate Finance of the Company and has served in various finance roles since joining the Company in 2015. He holds a Bachelor of Arts in Economics from Indiana University. Mr. Coughenour is also a member of the International Council of Shopping Centers as well as the National Association of Real Estate Investment Trusts.

Nicole Witteveen joined the Company in April 2019 and has served as the Chief Operating Officer since September 2023. Prior to her appointment as Chief Operating Officer, Ms. Witteveen served as the Company’s Executive Vice President, People & Culture and Chief of Staff, from August 2021 until September 2023. She is responsible for the Company’s Asset Management, Information Technology, and People & Culture departments. Ms. Witteveen served as the Company’s Director, People & Culture from April 2019 to August 2019 and Vice President, People & Culture from August 2019 to August 2021. Prior to joining Agree, she previously led the Human Resources department at Career Now Brands from May 2018 to April 2019 and served as Lead People Resources Business Partner at Enova International from November 2015 to May 2018. Ms. Witteveen has extensive experience in talent management, project management, and workforce planning. She holds a Bachelor of Arts in Organizational Studies from the University of Michigan.

Craig Erlich has served as Chief Growth Officer since September 2023. Prior to his appointment as Chief Growth Officer, Mr. Erlich served as the Company’s Chief Operating Officer from February 2021 to September 2023. Prior to his appointment as Chief Operating Officer, Mr. Erlich served as the Company’s Chief Investment Officer from August 2020 until February 2021 and was a member of the Board from July 2018 to August 2020. Prior to his appointment as Chief Investment Officer, Mr. Erlich served as an Executive Vice President and General Manager of the George P. Johnson Company (“GPJ”), a global experiential marketing firm with 30 offices worldwide since 2015. Mr. Erlich had full responsibility for operations in GPJ’s world headquarters in Detroit, Michigan and its Nashville, Tennessee facilities. Prior to GPJ, Mr. Erlich was the owner, President and Chief Executive Officer of pulse220, a boutique meetings and events firm which he successfully sold to GPJ in 2015. Prior to pulse220, Mr. Erlich served as the President of QMS, a direct marketing and fulfillment firm in Detroit, Michigan. Mr. Erlich is a two-time nominee of the Ernst & Young Entrepreneur of the Year award and holds a Bachelor of Arts in Marketing from the Eli Broad College of Business at Michigan State University. Mr. Erlich currently serves on the Executive Board of the Michigan and Northwest Ohio Chapter of JDRF (formerly called the Juvenile Diabetes Research Foundation).

Danielle Spehar joined the Company in 2016 as Vice President of Transactions and was promoted to General Counsel in February 2019. She is responsible for leading the Company’s transaction team and managing the Company’s legal affairs. Prior to joining the Company, Ms. Spehar was engaged in the private practice of law at Maddin, Hauser, Roth & Heller, P.C. from November 2001 to December 2016, where she previously served as a member of the firm’s Executive Committee, co-head of the firm’s Real Estate Practice Group and member of the firm’s Recruiting Committee. She has extensive experience in the leasing and the acquisition, sale, and development of commercial real estate. Ms. Spehar holds a Juris Doctor degree from the University of Detroit Mercy School of Law, a Master of Business Administration from Wayne State University and a Bachelor of Science in Business Administration from Central Michigan University. She is a member of the Real Property Section of the State Bar of Michigan as well as the American Bar Association.

COMPENSATION DISCUSSION AND ANALYSIS

OVERVIEW OF COMPENSATION PROGRAM

The Compensation Committee (referred to as the “Committee” in this section), composed entirely of independent directors, administers our executive compensation program. The Committee’s responsibilities include recommending and overseeing compensation, benefit plans and policies, reviewing and approving equity grants, administering share-based and unit-based plans, and reviewing and approving, annually, all compensation decisions relating to our executive officers. This section of the proxy statement explains how our compensation programs are designed and operate with respect to our named executive officers, which includes Joel Agree, our President and Chief Executive Officer; Peter Coughenour, our Chief Financial Officer and Secretary; Nicole Witteveen, our Chief Operating Officer; Craig Erlich, our Chief Growth Officer; and Danielle Spehar, our General Counsel. The following discussion and analysis should be read together with the tables and related footnote disclosures detailed below.

COMPENSATION OBJECTIVES AND PHILOSOPHY

Our compensation program for the named executive officers generally consists of base salary, annual incentive awards, long-term share-based and unit-based incentive awards and certain other benefits. The other benefits provided to the named executive officers are set forth below in the “Executive Compensation Tables — Summary Compensation Table.” We also provide severance arrangements for certain of our named executive officers. The following summarizes the key principles and objectives of our approach to executive compensation:

➢

Align executives’ long-term interests with those of our stockholders. The Company seeks to align these interests by providing a significant portion of executive officer compensation in the form of common stock. Through stock ownership guidelines for named executive officers and grants of restricted common stock with time-based vesting provisions and performance unit awards, the amount of which are based on total shareholder return, the value of the executive officers’ total compensation should increase as total returns to stockholders increase. The Company expects the value of these elements as a percentage of each executive officer’s annual base salary to motivate executive officers to continually improve their performance and create value for the Company over the long-term. In 2025, the Company’s executive compensation program will continue to be designed to reward favorable execution of specific Company performance goals that in turn drive stockholder value.

➢

Provide total compensation that is both fair and competitive. To attract and reduce the risk of losing the services of valuable officers but to avoid the expense of excessive pay, compensation should be competitive. The Committee assesses the competitiveness of our compensation for our executive officers by comparing our compensation to executive officer compensation at peer public companies.

➢

Attract, retain and motivate key executives who are critical to our operations. The purpose of our executive compensation program has been, and is, to achieve our business objectives by attracting, retaining and motivating talented executive officers by providing them with incentives and economic security.

➢

Reward superior individual and Company performance on both a short-term and long-term basis. Performance-based pay aligns the interests of management with the interests of our stockholders. Performance-based compensation motivates and rewards individual efforts and company success.

The Committee seeks to ensure the foregoing objectives are achieved by considering individual performance reviews, Company performance, hiring and retention needs, internal pay equity, market data and other external market pressures in finalizing its compensation determinations.

DETERMINING COMPENSATION FOR NAMED EXECUTIVE OFFICERS

The Committee meets without management present to determine the compensation of the named executive officers. Prior to such meeting, the Committee receives compensation recommendations from Joel Agree, our President and Chief Executive Officer. We believe that because of his experience with our Company and his involvement in setting and executing the Company’s business goals, strategies, and performance, he is able to provide valuable input regarding the overall effectiveness of the management team and each individual’s contribution to our performance. Joel Agree’s recommendations are supported by formal performance reviews for each named executive officer which include an evaluation of the individual’s performance against pre-determined performance metrics. The Committee retains the authority to modify his recommendations and reviews such recommendations for their reasonableness based on Company performance, market information, and the Committee’s compensation philosophy and related considerations. Joel Agree does not provide input with respect to his own compensation.

In 2024, the Company and the Committee utilized Meridian to assist the Committee with structuring the executive compensation program, evaluating the Company’s compensation peer group, and the accounting for and benchmarking of the Company’s executive compensation program.

COMPENSATION COMMITTEE CONSIDERATION OF THE 2024 VOTE ON EXECUTIVE COMPENSATION

In determining our executive compensation program for the remainder of 2024 and for 2025, the Committee considered the results of the 2024 advisory vote of our stockholders on executive compensation presented in our 2024 proxy statement. The Committee noted that more than 93% of the votes cast approved the compensation of our named executive officers as described in our 2024 proxy statement and viewed that result as an endorsement of our overall compensation program. The Committee and Board take our “say-on-pay” results seriously and engage with our stockholders to understand their priorities and any concerns with respect to our executive compensation program, which engagements include participation from an independent director, as appropriate. The table below summarizes steps we have taken to ensure that our compensation program is responsive to stockholders’ feedback:

	✓	Enhanced disclosure by providing MBO metrics and actual results for 2021, and have continued that practice in subsequent proxy filings
	✓	Updated LTI awards to be 55% performance-based and 45% time-based for all NEOs starting in 2023
2022	✓	Improved disclosure by providing the Company-defined Peer Group used for performance units, and have continued that practice in subsequent proxy filings
	✓	Introduced a payout cap on performance units at 100% if absolute total shareholder return (“TSR”) is negative, starting with 2023 awards
	✓	Augmented disclosure by adding our prior period performance unit results to the proxy statement (previously only disclosed in Form 10-K), and have continued that practice
	✓	Determined a new compensation peer group that better aligns with the proxy advisory firms and is comprised of companies of comparable size and performance
2023	✓	Enhanced our CEO’s target LTI awards to be 60% performance-based and 40% time- based starting with 2024 awards
	✓	Determined it was appropriate to limit maximum bonus amounts to 200% of target for all NEOs
	✓	Incorporated ESG into the Committee's assessment of performance for NEOs

2024	✓	Further enhanced our CEO’s target LTI awards to be 70% performance-based and 30% time- based starting with 2025 awards
	✓	Expanded our Company-defined Peer Group for performance units to include two additional net lease peers, Broadstone Net Lease, Inc. and NETSTREIT Corporation
✓

Increased the weighting for quantitative management business objectives for the Chief Operating Officer, Chief Growth Officer, and General Counsel, while decreasing or maintaining the weighting for the qualitative assessment of business goals or objectives.

2025	✓

Expanded and enhanced our compensation peer group by adding six peers while removing four peers. The peers added include Brixmor Property Group Inc., Federal Realty Investment Trust, Kimco Realty Corporation, Phillips Edison & Company, Inc., Regency Centers Corporation, and W. P. Carey Inc. The peers removed include Acadia Realty Trust, Retail Opportunity Investment Corp., SITE Centers Corp., and Spirit Realty Capital, Inc.

ELEMENTS AND CRITERIA OF COMPENSATION IN 2024 FOR NAMED EXECUTIVE OFFICERS

Our compensation program for named executive officers generally consists of base salary, annual cash incentive awards, long-term share-based and unit-based incentive awards and certain other benefits. The other benefits provided to the named executive officers are set forth below in the “Executive Compensation Tables — Summary Compensation Table”. We also provide severance arrangements for certain of our named executive officers. Below is an overview of the main components of the Company’s compensation program:

Component	Description	Objectives
Annual Base Salary	Fixed cash compensation. Reviewed and adjusted periodically. Annual base salaries for executives are a minority of total compensation.	Attract and retain key executives by providing reliable source of income. Help contribute to total cash compensation that is competitive but not in excess of the market.
Annual Cash Incentive	“At risk” variable cash compensation based on company performance goals and individual performance goals.	Encourages executives to perform at a high-level and achieve annual company and individual performance goals.
Restricted Shares	Awards vest in equal installments over a multi-year period. “At risk” given they are subject to continued service with the Company and may fluctuate in value based on the Company’s stock price.	Promotes long-term equity ownership by executives. Encourages the retention of executives and further aligns their interests with those of our stockholders.
Performance Units	“At risk” variable equity compensation based on company performance over three-year performance period. Awards are granted in the form of common stock.	Encourages executives to achieve long-term performance targets, while incentivizing retention. Further aligns executives’ interest with those of our stockholders.

In consultation with Meridian, the Committee assesses the competitiveness of the Company’s current compensation levels for the named executive officers on an annual basis, considering the objectives above. This assessment compares the Company’s compensation of certain named executive officers to the same officer levels of a peer group. For the purpose of 2024 compensation decisions, the Committee utilized 13 publicly traded REITs, considering factors including enterprise value, market capitalization, funds from operations, total assets and alignment with peer groups selected by proxy advisory firms. The members of the peer group were:

Acadia Realty Trust	LXP Industrial Trust
Broadstone Net Lease	NNN REIT, Inc.
EastGroup Properties, Inc.	Retail Opportunity Investments Corp.
EPR Properties	Rexford Industrial Realty, Inc.
Essential Properties Realty Trust, Inc.	SITE Centers Corp.
Kite Realty Group Trust	Spirit Realty Capital, Inc.
STAG Industrial, Inc.

According to the materials provided to the Committee, which members of management prepared and Meridian reviewed: (i) enterprise values of the peer group ranged from approximately $3.2 billion to approximately $14.6 billion, and the Company’s enterprise value was in the 61st percentile of the peer group; and (ii) market capitalizations of the peer group ranged from approximately $1.7 billion to approximately $12.2 billion, and the Company’s market capitalization was in the 68th percentile of the peer group.

The materials provided to the Committee and reviewed by Meridian included the following compensation components for the executive officers of the peer group companies: (i) base salary, (ii) target annual incentives, (iii) target total cash compensation (sum of (i) and (ii)), (iv) long-term incentives and (v) total direct compensation (sum of (iii) and (iv)).

Based on these data points, the Committee believes that our compensation program is competitive and provides an appropriate mix of fixed and at-risk pay, while incentivizing both the achievement of short-term performance goals and long-term value creation for our stockholders. The Committee sets annual base salaries at a level it believes necessary to attract and retain the named executive officers, commensurate with the officers’ responsibilities, reputations, and experience. The Committee sets annual cash target incentive awards at levels it believes necessary to attract and retain the named executive officers, the amount of which ultimately is approved by the Committee and depends on management’s achievement of certain Company and individual objectives. The Committee has also determined to pay time-based long-term equity incentive compensation to (i) encourage the named executive officers to pursue strategies that will create long-term value for our stockholders, (ii) align the interests of management with those of our stockholders by tying a significant portion of compensation to the value of common stock with time-based vesting and (iii) promote continuity of management by retaining our named executive officers.

The Committee paid or granted compensation during fiscal year 2024 that consisted of: (i) annual cash base salaries; (ii) annual cash incentive awards; and (iii) two forms of long-term equity-based compensation: restricted share awards subject to time-based vesting provisions over a three-year period and performance-based equity awards subject to a performance-based measurement period of three years where all shares earned vest three years after the date of the grant. The following narrative discusses the components of fiscal year 2024 compensation.

BASE SALARY

In 2024, each named executive officer received an annual base salary paid in cash. Initial base salaries of our named executive officers are negotiated in connection with their hiring, and the Committee approves the base salaries of the named executive officers on an annual basis.

The Committee believes that base salary is a primary factor in retaining and attracting key employees in a competitive marketplace, as well as in preserving an employee’s commitment during downturns in the REIT industry and/or equity markets. When determining the base salary for each of the named executive officers, the Committee considers the individual’s experience, current performance, potential for advancement, internal pay equity and market data.

The base salaries paid to the named executive officers in 2024 are set forth below in the “Executive Compensation Tables — Summary Compensation Table.” For 2024, taking into account benchmarking data and individual performance, the Committee approved base salaries for the named executive officers as set forth below:

	2023	2024	Change in
Named Executive Officer	Base Salary	Base Salary	Salary (%)
Chief Executive Officer	$900,000	$900,000	—%
Chief Financial Officer	$385,000	$432,600	12%
Chief Operating Officer(1)	$432,600	$432,600	—%
Chief Growth Officer(1)	$432,600	$432,600	—%
General Counsel	$386,250	$397,838	3%
(1)	Nicole Witteveen, our former Executive Vice President, People & Culture and Chief of Staff was promoted to Chief Operating Officer on September 18, 2023. Craig Erlich, our former Chief Operating Officer assumed the role of Chief Growth Officer on September 18, 2023.

THE EXECUTIVE INCENTIVE PLAN

The Company maintains an Executive Incentive Plan under which the Committee granted annual cash and long-term equity incentive awards for 2024 to all named executive officers.

Equity Awards. In 2024, the Committee continued its practice of awarding annual cash awards and long-term equity incentive awards under the Executive Incentive Plan. In February 2020, following a review of the Company’s long-term equity incentive award program against that of its peer group, the Committee amended its Executive Incentive Plan through the establishment of fixed equity awards for each named executive officer. The Committee continued this practice in February 2024, granting to our officers long-term equity incentive awards comprised of restricted common stock and performance units. The restricted common stock awards are subject to time-based vesting conditions, and the restricted performance unit awards are subject to performance-based vesting conditions, which were established at the time of grant. A detailed summary of the awards and the vesting conditions are set forth below under “Long-Term Equity Incentive Compensation.”

Annual Cash Incentive Awards. The Committee believes that annual cash incentive awards provide a meaningful incentive for the achievement of short-term Company and individual goals, while assisting us in retaining, attracting and motivating employees in the near term. In 2024, the Committee determined it was appropriate to limit maximum bonus amounts to 200% of target for all NEOs, including our Chief Executive Officer. The 2024 objectives were approved by the Committee in February 2024.

The Committee established the incentive targets for the annual awards in recognition of the higher interest rate environment and the potential for continued capital markets volatility and related challenges. AFFO per share growth reached near record levels in 2021 and 2022. This growth was driven by the lack of competition for acquiring assets during the COVID-19 pandemic as well as historically low interest rates which helped drive larger investment spreads. In 2023, while the Company still anticipated positive AFFO per share growth, it reduced its target for the rate of growth year-over-year driven by a rise in short-term interest rates as well as the 10-year U.S. Treasury yield, resulting in a highly restrictive rate environment. In 2024, the Company anticipated an acceleration in AFFO per share growth as compared to the prior year, though its target for the rate of growth still reflected the higher interest rate environment. Higher interest rates can increase the Company’s cost of capital and have the potential to reduce investment spreads, dependent on market conditions.

In addition, the increase in interest rates and other factors continued to contribute to a slowdown in transaction activity in the real estate markets. The Committee recognizes that the acquisition volume targets established for the Company in 2024 were lower than 2023. However, the Committee believes the lower targets were prudent as the Company emphasized achieving appropriate investment spreads to drive AFFO per share growth for stockholders. In addition, the Company continued to achieve acquisition volume that was above pre-pandemic levels despite the higher interest rate environment. The Committee did not make any adjustments to pre-established targets during the year.

The 2024 threshold, target, and maximum cash incentive award opportunity, as well as the 2024 actual award as a percentage of base salary, are included below.

	2024 Annual Cash Incentive Bonus Opportunity
	(as % of Base Salary)
Position	Threshold	Target	Maximum	2024 Actual
Chief Executive Officer	75%	175%	350%	314%
Chief Financial Officer	50%	100%	150%	133%
Chief Operating Officer	50%	75%	150%	125%
Chief Growth Officer	50%	75%	150%	111%
General Counsel	25%	50%	100%	89%

The annual cash incentive opportunities were awarded to the extent the Company attained certain threshold, target or maximum-level achievements for the following performance goals during 2024, as certified by the Committee in February 2025:

AFFO Growth Goal: The Committee believes that AFFO per share, a non-GAAP financial measure, is an appropriate performance metric because it is a widely accepted measure of operating performance in the REIT industry that is used by analysts and investors to evaluate and compare different companies. AFFO per share adjusts for amortization and depreciation, impairment, and other items, which allows industry analysts and investors to compare the ongoing operating performance of different REITs without having to adjust for those items. Given the importance of AFFO per share growth in driving long-term stockholder value, the Committee assigned a 50% weighting to this metric for the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and General Counsel. The Committee assigned a 20% weighting to this metric for the Chief Growth Officer given the position is more focused on driving investment activity across all three of the Company’s external growth platforms. The 2024 threshold, target, and maximum- level achievements and 2024 actual performance are included below:

	Threshold	Target	Maximum	2024 Actual
AFFO Growth	2.5%	3.5%	5.0%	4.6%

Cash Award Summary	Threshold	Target	Maximum	2024 Actual	Award % of Target
Chief Executive Officer	$337,500	$787,500	$1,575,000	$1,368,228	174%
Chief Financial Officer	$108,150	$216,300	$324,450	$296,053	137%
Chief Operating Officer	$108,150	$162,225	$324,450	$281,855	174%
Chief Growth Officer	$43,260	$64,890	$129,780	$112,742	174%
General Counsel	$49,730	$99,459	$198,919	$172,804	174%

Management Business Objectives: For the named executive officers, a portion of the award was based upon the achievement of specific operating and management business objectives. The Committee believes that the targets set for each objective are rigorous and aligned with creating long-term stockholder value. In response to stockholder feedback and to further enhance the transparency of our annual incentive disclosure, we have included the weighting for each objective for our CEO. The weighting for each measure may vary from year to year and is determined based on each named executive officer’s contribution to an objective or overall priority. The Committee believes that the operating and management business objectives outlined below are critical to the Company’s external growth, balance sheet management, and portfolio quality, all of which drive long-term stockholder value. Given the importance of external growth in driving AFFO per share growth, the metrics related to acquisitions and development received the highest weighting for the Company’s CEO. The metrics related to balance sheet management and portfolio quality ensure that the CEO is motivated to drive external growth and AFFO per share growth in a responsible and prudent manner. The specific operating and management business objectives are detailed below:

Management Business Objectives	Weighting	Threshold	Target	Maximum	Actual
Acquisition Volume	15.0%	$200.0	$400.0	$800.0	$866.6
Development & Development Funding Platform Commenced	5.0%	$75.0	$125.0	$200.0	$120.0
Fixed Charge Coverage Ratio at Year-End	5.0%	4.00x	4.25x	4.50x	4.38x
Net Debt to Recurring EBITDA at Year-End(1)	5.0%	5.5x	5.0x	4.5x	3.3x
Investment Grade Tenants as % of Annualized Base Rent	2.5%	62.5%	65.0%	67.5%	68.2%
Portfolio Occupancy	2.5%	98.5%	99.0%	99.5%	99.6%

$ in millions.

(1)	Proforma for the settlement of any outstanding forward equity at year-end.

The table below includes the total weighting attributable to management business objectives for each named executive officer. In addition, threshold, target, and maximum-level achievements and 2024 actual performance are included below:

Cash Award Summary	Weighting	Threshold	Target	Maximum	2024 Actual	Award % of Target
Chief Executive Officer	35%	$236,250	$551,250	$1,102,500	$981,066	178%
Chief Financial Officer	35%	$75,705	$151,410	$227,115	$216,464	143%
Chief Operating Officer	30%	$64,890	$97,335	$194,670	$129,780	133%
Chief Growth Officer	70%	$151,410	$227,115	$454,230	$336,407	148%
General Counsel	25%	$24,865	$49,730	$99,459	$83,303	168%

Achievement of Business Goals: The Company uses the Korn Ferry Leadership Architect for evaluation of its executive officers. Six specific competencies have been identified as Core Competencies (“Competencies”): 1) Drives Results, 2) Action Oriented, 3) Business Insight, 4) Communicates Effectively, 5) Collaborates and 6) Being Resilient. The Competencies are used to measure each executive’s performance against key business goals on a quarterly and annual basis.

For the Chief Executive Officer and Chief Financial Officer, 15% of the award was based upon the Committee’s qualitative assessment of their achievement of business goals or objectives. For the Chief Operating Officer, Chief Growth Officer and General Counsel, 20%, 10%, and 25%, respectively, of the award was based upon the Committee’s qualitative assessment of their achievement of business goals or objectives.

While the Committee takes the Chief Executive Officer’s recommendations under advisement in determining each named executive officer’s individual performance, the Committee retains the authority and responsibility to make the final compensation decision. The Committee evaluates each named executive officer’s performance through reports by these executives to the Board and other interactions with these executives concerning the Company’s strategy, operations, and performance. For 2024, the Committee’s assessment included the following individual goals and contributions:

Joel Agree — President, Chief Executive Officer and Director

●	Successfully devised and guided the Company’s strategy through a challenging year of higher interest rates, investing or committing approximately $951 million of capital;
●	Reported AFFO per share growth of 4.6% while maximizing financial stability and flexibility, leading to one of the highest AFFO multiples among net lease REITs;
●	Increased the common dividend by 2.8% year-over-year, declaring monthly cash dividends totaling $3.00 per common share, while maintaining a conservative AFFO payout ratio;
●	Maintained a high-quality portfolio with investment-grade exposure comprising 68.2% of annualized base rents, demonstrating continued commitment to our disciplined investment strategy and proactive asset management;
●	Met with over 250 investors to articulate the Company’s vision and performance; and
●	Drove the Company’s highly efficient and collaborative culture, achieving recognition such as Michigan’s Best and Brightest in Wellness for the fifth consecutive year.

The Committee determined Mr. Agree’s individual achievements met the maximum payout level and awarded him $472,500 for this portion of his annual incentive.

Peter Coughenour — Chief Financial Officer and Secretary

●	Further strengthened the Company’s balance sheet by raising approximately $1.1 billion of gross forward equity proceeds through an overnight offering and the Company's ATM program;

●	Led the Company’s achievement to an upgraded investment grade credit rating of BBB+ from S&P Global Ratings by sustaining low leverage and ample liquidity with more than $2 billion available at year end;
●	Positioned the Company to manage interest rate risk in 2025 by executing $200 million of forward starting swaps; effectively fixing the base rate for a contemplated 10-year unsecured debt issuance at approximately 3.7%;
●	Drove investor engagement with hundreds of touchpoints and maintained strong support from the sell-side analyst community with six new analysts initiating coverage during the year;
●	Enhanced the Company’s insurance and risk management programs, achieving cost reductions while maintaining or expanding the Company’s coverage; and
●	Chaired the ESG Steering Committee and oversaw improvements to the ESG program, including the introduction of reporting aligned with the ISSB IFRS S1 and S2 standards.

The Committee determined Mr. Coughenour’s individual achievements met the target payout level and awarded him $64,890 for this portion of his annual incentive.

Nicole Witteveen — Chief Operating Officer

●	Enhanced the Company’s operational efficiency, introducing an Annual Planning Roadmap and spearheading the Company’s Operations Alignment;
●	Rebuilt the Company’s disposition processes and procedures, including new reporting modules, which led to record disposition volume of over $98 million;
●	Drove the Company’s Information Technology initiatives, including new Information Security policies to enhance document and email security, as well as the deployment of a new data warehouse to further automate key operational reports;
●	Led continued process enhancements for the Company’s Asset Management function to improve portfolio management capabilities, leading to year-end occupancy of 99.6%;
●	Drove the Company’s talent management practices, including the recruiting, hiring and onboarding of 17 new team members;
●	Relaunched the ADC University training platform, with 30 training courses offered throughout the year as well as the launch of the Team Leader Training Program; and
●	Participated as a member of the ESG Steering Committee, driving numerous social initiatives including lunch and learns, charity sponsorships, anniversary celebrations and other events.

The Committee determined Ms. Witteveen’s individual achievements met the maximum payout level and awarded her $129,780 for this portion of her annual incentive.

Craig Erlich — Chief Growth Officer

●	Led the Company’s acquisition and development efforts, with approximately $951 million of capital invested or committed in 282 high-quality retail net lease properties;
●	Achieved a record 41 development or DFP projects completed or under construction with anticipated total costs of approximately $180 million;
●	Continued to make enhancements to arc, the Company’s proprietary technology platform, implementing the Retailer Dashboard module to enhance automation and drive further engagement with our retail partners; and
●	Proactively engaged with retailers’ real estate and sustainability teams to advance the Company’s ESG initiatives.

The Committee determined Mr. Erlich’s individual achievements met the target payout level and awarded him $32,445 for this portion of his annual incentive.

Danielle Spehar — General Counsel

●	Successfully led the due diligence and legal aspects of over 250 transactions during the year, mitigating risk and ensuring the Company continues to achieve its growth targets;
●	Reduced the average time from letter of intent execution to close from 76 days to 67 days, with over $1 million of additional rent received during the year;
●	Drove efficiencies on the Due Diligence and Legal Teams, leading to significant year-over-year improvement across other key performance indicators and further reducing closing timelines;
●	Generated approximately $800,000 in savings through tax appeals on over 50 properties;
●	Managed the Company’s insurance claims and other legal matters, ensuring the efficient and successful resolution of such matters; and
●	Participated as a member of the ESG Steering Committee, leading the Company’s green leasing efforts and executing a number of green leases, resulting in Gold Level recognition from Green Lease Leaders for the second consecutive year.

The Committee determined Ms. Spehar’s individual achievements met the maximum payout level and awarded her $99,459 for this portion of her annual incentive.

Long-Term Equity Incentive Compensation. The Committee believes that share-based incentive awards, with multi-year vesting, provide a strong incentive for employees to focus on our long-term fundamentals and thereby create long-term stockholder value. These awards also assist us in maintaining a stable, continuous management team in a competitive market. The Committee historically has issued restricted stock for purposes of long-term incentive compensation, which provides significant upside incentive and aligns our officers’ interests with our stockholders, while also maintaining some down- market protection.

For awards granted during fiscal year 2024, the Committee decided to grant long-term equity grants consisting of 55% performance units and 45% restricted common stock for most executives. However, for the Chief Executive Officer, the Committee determined a structure of 60% performance units and 40% restricted common stock. After the review of benchmarking provided by Meridian, the Committee determined to further increase this weighting for the Chief Executive Officer to 70% performance units and 30% restricted common stock for the award granted during fiscal year 2025 to better align with the peer group and promote additional long-term alignment with stockholders.

Awards of Restricted Common Stock. The shares of restricted common stock granted to the individuals in February 2024 vest ratably over a three-year period with one-third (1/3rd) of the shares vesting on each of the first, second, and third anniversaries of the grant date. The Committee awarded an aggregate of 55,556 shares of restricted common stock in February 2024 for a total value of $3,195,026 to the named executive officers. The grant date fair value of each share was $57.51 based on the closing sales price of our common stock on February 23, 2024. The grants were as follows: Joel Agree, 31,299 shares; Peter Coughenour, 7,825 shares; Nicole Witteveen, 3,912 shares; Craig Erlich, 7,825 shares; and Danielle Spehar, 4,695 shares.

Awards of Performance Units. The Committee granted an aggregate of 76,596 performance units for a total value of $4,531,196 to the participating named executive officers on February 23, 2024. The number of units awarded were calculated based on the closing sales price of our common stock on the grant date of February 23, 2024, which was $57.51. The grants were as follows: Joel Agree, 46,948 units; Peter Coughenour, 9,564 units; Nicole Witteveen, 4,782 units; Craig Erlich, 9,564 units; and Danielle Spehar, 5,738 units. The awards are subject to forfeiture in the event that the performance level is below threshold, as defined in the table below. The actual number of units to eventually be earned by the individuals will be calculated based on a three-year performance period beginning on January 1, 2024 and will be based on the achievement of the following performance goals:

●	Position within the MSCI US REIT Index: 50% of the award is based upon the TSR percentile rank versus the MSCI US REIT index for the three-year performance period; and
●	Position within the Company-defined Peer Group: 50% of the award is based upon TSR percentile rank versus a specified net lease peer group for the three-year performance period. The net lease peer group is defined as:

°	Broadstone Net Lease, Inc.	°	NETSTREIT, Corporation
°	EPR Properties	°	NNN REIT, Inc.
°	Essential Properties Trust, Inc.	°	Realty Income Corporation
°	Four Corners Property Trust, Inc.	°	W.P. Carey Inc.
°	Getty Realty Corporation

The Committee structured this design to reward executives for performance relative to companies facing similar market forces and align the interests of management with stockholders by incentivizing performance that drives returns exceeding our peers. Following the three-year performance period, shares of restricted common stock will be issued correlating to the levels of achievement on the performance units: 50% at Threshold, 100% at Target, 150% at Above Target and 200% at Maximum. Achievement percentages between the threshold and target and between the target and maximum levels will be interpolated based on actual results in each category. The payout will be capped at 100% if the Company’s absolute total shareholder return is negative for the performance period. Following the performance period, all shares earned will vest on the third anniversary of the grant date. Performance levels and corresponding award funding levels for 2024 performance units are summarized in the below table:

Performance Level	3-Year Relative TSR Positioning	% of Target Award Funded
Below Threshold	Below 25th Percentile	0%
Threshold	25th Percentile	50%
Target	50th Percentile	100%
Above Target	75th Percentile	150%
Maximum	90th Percentile	200%

PERQUISITES AND OTHER BENEFITS

We have historically maintained a conservative approach to providing perquisites to executive officers. We provide certain named executive officers with perquisites and other personal benefits that the Committee believes are reasonable and consistent with the overall executive compensation program and will better enable us to attract and retain superior employees for key positions. These perquisites have been carefully selected to ensure that the value provided to employees is not adverse to the interests of stockholders. The Committee periodically reviews the levels of perquisites and other personal benefits provided to the named executive officers. In 2024, certain of our officers were provided with an annual car allowance, associated car maintenance and fuel allowance. The Committee may revise, amend or add to each named executive officer’s perquisites and personal benefits if it deems it advisable.

Severance Payments. We currently have employment agreements with Joel Agree, Peter Coughenour and Craig Erlich that provide for severance payments under specified conditions. The Committee believes these agreements help to retain executives who are essential to our long-term success. See “Executive Compensation Tables — Potential Payments Upon Termination or Change-in- Control” for a description of potential payments and benefits received by our named executive officers under our compensation plans and arrangements upon termination of employment or a change in control of our Company.

TIMING AND PRICING OF SHARE-BASED GRANTS

We do not coordinate the timing of share-based grants with the release of material non-public information. The Committee approves its annual grants of restricted stock to the named executive officers at its regularly scheduled executive compensation meeting which occurs at the beginning of the following fiscal year. The effective date for annual share-based grants is determined at each meeting and is generally the date of such meeting or shortly thereafter. The Committee generally establishes the date for its regularly scheduled meeting at least a year in advance. The Committee has not granted stock options in recent years.

STOCK OWNERSHIP GUIDELINES

To further align the interests of certain executive officers and directors with the interest of our stockholders, and to promote our commitment to sound corporate governance, the Board has adopted stock ownership guidelines. The guidelines are applicable to the Executive Chairman, Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Chief Growth Officer, General Counsel and non-employee directors.

The stock ownership guidelines provide that within three years of the date a named executive officer first becomes subject to the guidelines, or within five years of the date a non-employee director first becomes subject to the guidelines, such individual will be subject to the following guidelines, as applicable:

●	Our Chief Executive Officer is required to own shares of our common stock, including restricted stock, valued at a minimum of five times annual base compensation;
●	Our Executive Chairman, Chief Financial Officer, Chief Operating Officer, Chief Growth Officer and General Counsel are required to own shares of our common stock, including restricted stock, valued at a minimum of three times annual base compensation; and
●	Non-employee directors are required to own shares of our common stock valued at a minimum of five times the cash portion of their annual director compensation.

As of March 7, 2025, all of our directors and the above-referenced executive officers were either in compliance with our stock ownership guidelines or within the transition period and making progress to be compliant within the period specified by the guidelines.

Independently, certain officers and directors continued to demonstrate their confidence in the Company’s long-term value proposition and further increased their ownership position in 2024 by making open market purchases. Details of open market purchases made in 2024 and 2025 through the record date of March 7, 2025, are listed below:

	Transaction		Weighted Average	Total
Reporting Person	Date	Shares	Price	Purchase
John Rakolta, Jr.	5/23/2024	10,000	$59.24	$592,400
John Rakolta, Jr.	5/23/2024	10,000	59.40	$594,000
Greg Lehmkuhl	5/23/2024	1,000	58.99	$58,990
John Rakolta, Jr.	12/20/2024	20,275	70.33	$1,425,941
John Rakolta, Jr.	12/23/2024	10,000	70.07	$700,700
Total		51,275		$3,372,031

POLICY PROHIBITING HEDGING AND PLEDGING OF COMPANY STOCK

The Board believes that ownership of shares of the Company’s common stock by the Company’s executive officers and members of the Board promotes alignment of the interests of the Company’s stockholders with those of its leadership. The Board recognizes that transactions that are designed to hedge or offset declines in the market value of the Company’s shares of common stock can disrupt this alignment, interfere with the Company’s compensation programs and philosophies, and undermine policies regarding share ownership.

The Board also recognizes that officer and director pledging of the Company’s common stock as collateral for indebtedness can be adverse to the interests of the Company’s stockholders because it creates the risk of forced sales that depress the value of the Company’s common stock, creates risk of legal violations, and may encourage excessive risk-taking by executives and directors.

The Board has adopted an anti-hedging and pledging policy that applies to transactions in shares of the Company’s common stock and other equity securities by members of the Board and officers of the Company designated by the Board as “executive officers” for the purposes of federal securities laws. Under the policy, executive officers and directors of the Company shall not, directly or indirectly:

●	Purchase any financial instrument or enter into any transaction that is designed to hedge or offset any decrease in the market value of the Company’s common stock or other equity securities (including, but not limited to, prepaid variable forward contracts, equity swaps, collars, or exchange funds); or
●	Pledge, hypothecate, or otherwise encumber the Company’s common stock or other equity securities as collateral for indebtedness, including holding such shares in a margin account.

EXECUTIVE COMPENSATION CLAWBACK POLICY

We maintained a clawback policy, called the Executive Compensation Clawback Policy, during fiscal year 2023 that applied to all performance incentives awarded. In December 2023, we replaced our prior clawback policy with our Compensation Recovery Policy to comply with new SEC regulations and NYSE listing standards. This Compensation Recovery Policy serves to increase transparency and discourage executives from engaging in behavior that could potentially harm the Company or its stockholders.

Under the policy, in the event of a qualifying accounting restatement, we are required to recover reasonably promptly from the covered officers, including our NEOs, any erroneously awarded compensation, defined generally as the excess of the amount of incentive-based compensation received by the covered officer during the applicable recovery period over the amount of incentive-based compensation that would have been received had it been determined based on the restated amounts in the accounting restatement.

The preceding description of our Compensation Recovery Policy is qualified by the policy itself, which was filed as Exhibit 97.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

Insider Trading Policy and Equity Grant Timing Practices

We maintain an Insider Trading Policy governing the purchase, sale, and other disposition of Company securities that is applicable to the Company, all of our directors, officers, and team members. We believe our Insider Trading Policy and procedures are reasonably designed to promote compliance with insider trading laws.  A copy of our Insider Trading Policy is filed as an exhibit to our Annual Report on Form 10-K for 2024.

Our Compensation Committee approves all equity award grants to our NEOs on or before the grant date. The Compensation Committee’s general practice is to complete its annual executive compensation review and determine performance goals and target compensation for our NEOs, following which they approve equity awards for NEOs. Accordingly, annual equity awards are typically granted to our NEOs in February each year. On occasion, the Compensation Committee may grant equity awards outside of our annual grant cycle for new hires, promotions, recognition, retention, or other purposes. While the Compensation Committee has discretionary authority to approve equity awards to our NEOs outside of the cycle described above, the

Compensation Committee does not have a practice or policy of granting equity awards in anticipation of the release of material nonpublic information and, in any event, we do not time the release of material non-public information in coordination with grants of equity awards in a manner that intentionally benefits our NEOs or otherwise for the purpose of affecting the value of executive compensation. We did not grant stock options or SARs in 2024.

TAX AND ACCOUNTING IMPLICATIONS

Deductibility of Executive Compensation. Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), provides that subject to certain exceptions, a publicly-held corporation may not deduct compensation for federal income tax purposes exceeding $1 million in any one year paid to any of its “covered employees”. For this purpose, a “covered employee” is any individual who (i) is or acts in the capacity as the principal executive officer or the principal financial officer of the publicly-held corporation at any time during the year, (ii) is one of the three other most highly compensated officers of the publicly-held corporation for the year, or (iii) was an individual listed in either of the foregoing clauses (i) or (ii) in respect of the publicly-held corporation or any predecessor in any prior year beginning after 2016. We must distribute a specified minimum percentage of our taxable income to maintain our qualification as a REIT under the Internal Revenue Code, and we are not subject to federal income tax on our REIT taxable income if and to the extent we distribute the income to our stockholders. Accordingly, to the extent we pay compensation to any of our covered employees in excess of $1 million in any year, we may have to increase the amount of our distributions to stockholders to avoid tax liability and the loss of our REIT status. This in turn may result in a larger portion of distributions being taxable to stockholders as dividend income, instead of being treated as a nontaxable return of capital to stockholders.

Nonqualified Deferred Compensation. Section 409A of the Internal Revenue Code provides that amounts deferred under nonqualified deferred compensation arrangements will be included in an employee’s income when vested unless certain conditions are met. If the certain conditions are not satisfied, amounts subject to such arrangements will upon vesting be taxable and employees will be subject to additional income tax, penalties and a further additional income tax calculated as interest on income taxes deferred under the arrangement.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this 2025 proxy statement and the Company’s annual report on Form 10-K for the year ended December 31, 2024.

COMPENSATION COMMITTEE

Gregory Lehmkuhl, Chair
Michael Judlowe
Jerome Rossi

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table sets forth information concerning the total compensation paid or earned by each of the named executive officers in 2024, 2023 and 2022.

				Non-Equity
			Stock	Incentive Plan	All Other
		Salary	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)
Joel Agree	2024	900,000	4,577,312	2,821,794	52,590	8,351,696
President and Chief Executive Officer	2023	895,481	4,212,330	3,063,015	55,277	8,226,103
	2022	875,000	3,666,730	3,062,500	51,842	7,656,072
Peter Coughenour	2024	423,446	1,015,794	577,408	29,559	2,046,207
Chief Financial Officer, Secretary	2023	378,673	421,287	576,817	18,193	1,394,970
	2022	350,000	89,985	525,000	15,657	980,641
Nicole Witteveen(4)	2024	432,600	507,868	541,415	32,137	1,514,020
Chief Operating Officer	2023	290,331	263,269	195,000	33,161	781,761
	2022	234,054	149,975	177,000	24,694	585,722
Craig Erlich(5)	2024	432,600	1,015,794	481,594	37,429	1,967,417
Chief Growth Officer	2023	430,322	1,053,061	581,258	37,623	2,102,264
	2022	416,462	471,429	598,500	44,868	1,531,259
Danielle Spehar	2024	395,609	609,453	355,566	35,992	1,396,620
General Counsel	2023	384,216	631,854	289,688	37,623	1,343,381
	2022	367,039	314,242	375,000	39,140	1,095,421
(1)	The amounts reported represent the grant date fair value of restricted stock and performance-based units granted under the 2020 Plan. Regarding the performance-based units, the amounts reported reflect the grant date fair value determined in accordance with FASB ASC Topic 718. For a discussion of the assumptions used to calculate the value of performance share awards made to named executive officers, refer to Note 11 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2024. The amounts that would be earned at the maximum performance level are set forth below in the Grant of Plan-Based Awards Table. The grant date fair value of the restricted stock is calculated as the closing price of our common stock as quoted on the NYSE on the grant date multiplied by the number of shares subject to the award.
(2)	The amounts reported represent annual cash incentive awards under the Executive Incentive Plan or pursuant to separate determination by the Compensation Committee.
(3)	For Mr. Agree, the amounts reported in 2024 represent the aggregate incremental cost to the Company of his matching Simple IRA contribution, $16,000; health insurance premiums, $16,137; and annual car allowance and associated car maintenance and fuel, $20,453. For Mr. Coughenour, the amounts reported in 2024 represent the aggregate incremental cost to the Company of his matching Simple IRA contribution, $12,703; and health insurance premiums, $16,856. For Ms. Witteveen, the amounts reported in 2024 represent the aggregate incremental cost to the Company of her matching Simple IRA contribution, $16,000; and health insurance premiums, $16,137. For Mr. Erlich, the amounts reported in 2024 represent the aggregate incremental cost to the Company of his matching Simple IRA contribution, $19,500; and health insurance premiums, $17,929. For Ms. Spehar, the amounts reported in 2024 represent the aggregate incremental cost to the Company of her matching Simple IRA contribution, $19,500; and health insurance premiums, $16,492.
(4)	Ms. Witteveen was appointed Chief Operating Officer in September 2023.
(5)	Mr. Erlich served as Chief Operating Officer from February 2021 to September 2023 and Chief Growth Officer beginning in September 2023.

Grants of Plan-Based Awards for 2024

The following table sets forth information concerning equity and non-equity awards granted to the named executive officers in 2024:

								All
								Other
								Stock	Grant
		Estimated Future Payouts			Estimated Future Payouts			Awards;	Date Fair
		Under Non-Equity Incentive			Under Equity Incentive			Number of	Value of
	Grant	Plan Awards ($)			Plan Awards (#)			Shares of	Stock and
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Units (#)(1)	Awards ($)(2)
Joel Agree(3)	2/15/2024	$675,000	$1,575,000	$3,150,000	—	—	—	—	—
Joel Agree	2/23/2024	$—	$—	$—	—	—	—	31,299	1,800,005
Joel Agree	2/23/2024	$—	$—	$—	23,474	46,948	93,896	—	2,777,307
Peter Coughenour(3)	2/15/2024	$216,300	$432,600	$648,900	—	—	—	—	—
Peter Coughenour	2/23/2024	$—	$—	$—	—	—	—	7,825	450,016
Peter Coughenour	2/23/2024	$—	$—	$—	4,782	9,564	19,128	—	565,778
Nicole Witteveen(3)	2/15/2024	$216,300	$324,450	$648,900	—	—	—	—	—
Nicole Witteveen	2/23/2024	$—	$—	$—	—	—	—	3,912	224,979
Nicole Witteveen	2/23/2024	$—	$—	$—	2,391	4,782	9,564	—	282,889
Craig Erlich(3)	2/15/2024	$216,300	$324,450	$648,900	—	—	—	—	—
Craig Erlich	2/23/2024	$—	$—	$—	—	—	—	7,825	450,016
Craig Erlich	2/23/2024	$—	$—	$—	4,782	9,564	19,128	—	565,778
Danielle Spehar(3)	2/15/2024	$99,459	$198,919	$397,838	—	—	—	—	—
Danielle Spehar	2/23/2024	$—	$—	$—	—	—	—	4,695	270,010
Danielle Spehar	2/23/2024	$—	$—	$—	2,869	5,738	11,476	—	339,443
(1)	The equity awards set forth in this column reflect restricted stock granted in 2024. Awards vest in equal annual installments over a three-year period from February 23, 2024, the date of the grant. Awards set forth in this column were granted under the 2020 Plan. Cash dividends are paid on the restricted stock during the vesting period.
(2)	The amounts reported in this column represent the full value of the stock awards granted in 2024 and have been granted in accordance with the 2020 Plan. Mr. Agree’s award consists of 40% restricted common stock and 60% performance-based units. The awards for Mr. Coughenour, Ms. Witteveen, Mr. Erlich and Ms. Spehar consist of 45% restricted common stock and 55% performance-based units. The restricted common stock awards are subject to time-based vesting provisions over a three-year period. The performance-based units are subject to a performance-based measurement period of three years and all shares earned vest three years after the date of the grant. The amounts reported for the performance-based units assume the achievement of target performance levels.
(3)	Represents possible payouts under the Company’s Executive Incentive Plan. Actual bonuses earned for 2024 are disclosed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for 2024.

Narrative Disclosure of Summary Compensation Table and Grants of Plan-Based Awards Table

Ms. Spehar has served as General Counsel since February 2019. The compensation reflected in the Summary Compensation Table above is based on the Committee’s review of peer group benchmarking for similar positions on an annual basis.

Ms. Witteveen was promoted to Chief Operating Officer in September 2023. Ms. Witteveen’s base salary was increased based on a review of executive officers of peer group companies in similar positions. The compensation reflected in the Summary Compensation Table above is based on the Committee’s review of peer group benchmarking on an annual basis.

For a discussion of the material terms of the employment agreements of Joel Agree, Peter Coughenour, and Craig Erlich, see “Executive Compensation Tables — Potential Payments Upon Termination or Change-in-Control — Employment Agreements” discussion below.

Outstanding Equity Awards at December 31, 2024

The following table sets forth information on the holdings of unvested stock awards by the named executive officers as of December 31, 2024. No stock options are outstanding.

		Stock Awards
				Equity Incentive	Equity Incentive Plan
				Plan Awards:	Awards: Market or
			Market Value of	Number of	Payout Value of
			Shares or	Unearned Shares,	Unearned Shares,
		Number of Shares or	Units of Stock	Units or Other Rights	Units or Other Rights
		Units of Stock That	That Have Not	That Have Not	That Have Not
		Have Not Vested	Vested	Vested	Vested
Name	Grant Date	(#)(1)	($)(2)	(#)(1)	($)(2)
Joel Agree	2/23/2024	45,022	3,171,800	46,948	3,307,487
	2/23/2023	27,368	1,928,076	30,026	2,115,332
	2/23/2022	16,767	1,181,235	27,946	1,968,796
	2/23/2021	10,844	763,960	—	—
	2/23/2020	4,395	309,628	—	—
Peter Coughenour	2/23/2024	7,825	551,271	9,564	673,784
	2/23/2023	1,638	115,397	3,003	211,561
	2/23/2022	863	60,798	—	—
	2/23/2021	280	19,726	—	—
	2/23/2020	95	6,693	—	—
Nicole Witteveen	2/23/2024	3,912	275,600	4,782	336,892
	2/23/2023	1,023	72,070	1,877	132,235
	2/23/2022	2,784	196,133	—	—
	2/23/2021	371	26,137	—	—
	2/23/2020	76	5,354	—	—
Craig Erlich	2/23/2024	8,266	582,340	9,564	673,784
	2/23/2023	4,094	288,422	7,506	528,798
	2/23/2022	2,155	151,820	3,593	253,127
	2/23/2021	348	24,517	—	—
	2/23/2020	908	63,969	—	—
Danielle Spehar	2/23/2024	6,012	423,545	5,738	404,242
	2/23/2023	2,456	173,025	4,504	317,307
	2/23/2022	1,437	101,237	2,395	168,728
	2/23/2021	928	65,378	—	—
	2/23/2020	503	35,436	—	—
(1)	Shares of restricted stock and performance units vest in the following years. Performance units are subject to a performance-based measurement period of three years. For performance units granted in 2024 and 2023, following the performance period, all shares earned will vest three years after the grant date. For performance units granted prior to 2023, following the performance period, one third of the shares earned will vest each year for three years. Regarding the performance-based units, the amounts reported assume the achievement of target performance levels. In February 2025, the Compensation Committee certified that the 2022 performance unit awards were earned at 150% of target given the Company’s three-year total shareholder return performance was in the 76th percentile of the MSCI US REIT Index and in the 86th percentile of the Company-defined Peer Group. Shares of restricted stock granted in 2023 and 2024 vest in equal installments over a three-year period from the date of grant. Shares of restricted stock granted prior to 2023 vest in equal installments over a five-year period from the date of grant.

	2025	2026	2027
Joel Agree	61,195	75,836	72,285
Peter Coughenour	3,950	6,858	12,460
Nicole Witteveen	3,231	5,029	6,565
Craig Erlich	7,875	14,472	14,087
Danielle Spehar	5,767	9,626	8,580
(2)	Based upon the closing price of our common stock on the NYSE on December 31, 2024 of $70.45.

OPTION EXERCISES AND STOCK VESTED IN 2024

The following table sets forth information on the shares of restricted stock and performance units or shares held by the named executive officers that vested during 2024. No stock options are outstanding.

	Stock Awards
	Number of
	Shares Acquired
	on Vesting	Value Realized on
Name	(#)	Vesting ($)(1)
Joel Agree	55,616	3,198,476
Peter Coughenour	1,430	82,239
Nicole Witteveen	2,068	130,920
Craig Erlich	4,070	247,495
Danielle Spehar	3,305	190,071
(1)	The value realized is based on the number of shares of stock that vested on the vesting date multiplied by the closing price of our common stock on the NYSE on the vesting date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

The following section describes and quantifies potential payments and benefits to the named executive officers as of December 31, 2024, under our compensation and benefit plans and arrangements upon termination of employment or a change in control of our Company.

Joel Agree, Peter Coughenour and Craig Erlich are subject to employment agreements with us that provide certain benefits in the event of the termination of their employment or a change in control. In addition, certain of our compensatory plans contain provisions applicable to all of our named executive officers, regarding the acceleration of vesting and payment upon specified termination events, including in connection with a change in control.

COMPANY SHARE-BASED PLANS

2024 Omnibus Incentive Plan

Our named executive officers receive awards under the 2024 Omnibus Incentive Plan (the “2024 Plan”), which provides for specified treatment upon a termination for certain events.

The occurrence of a change in control will not automatically cause outstanding awards granted under the 2024 Plan to vest. If outstanding awards are not assumed or substituted, such awards will vest upon a change in control with any performance awards vesting at their target levels. Further, to the extent outstanding awards are assumed or substituted, if a grantee’s service is terminated without cause or a grantee terminates for good reason within two years following a change in control, such outstanding awards will vest.

2020 Omnibus Incentive Plan

Prior to the adoption of the 2024 Plan, shares were granted under the 2020 Omnibus Incentive Plan (the “2020 Plan”) which provided for specified treatment upon a termination for certain events. Immediately following the termination of the participant’s employment for any reason, any unvested shares of restricted stock are forfeited, as well as any unpaid dividends on such shares. Additionally, under the 2020 Plan, any unvested performance units are also forfeited upon termination of employment. Under the 2020 Plan, the unvested shares of restricted stock and unvested performance awards (at target) immediately vest in the event our stockholders approve an agreement to merge, consolidate, liquidate or sell all, or substantially all, of our assets. The Compensation Committee is authorized to accelerate the vesting of restricted stock at any time.

The occurrence of a change in control will not automatically cause outstanding awards granted under the 2020 Plan to vest. If outstanding awards are not assumed or substituted, such awards will vest upon a change in control with any performance awards vesting at their target levels. Further, to the extent outstanding awards are assumed or substituted, if a participant’s service is terminated without cause or a participant terminates for good reason within two years following a change in control, such outstanding awards will vest.

EMPLOYMENT AGREEMENTS

Chief Executive Officer and President — Joel Agree

On October 1, 2023, the Company entered into a new employment agreement with Joel Agree to extend Mr. Agree’s term as President and Chief Executive Officer of the Company (the “Agree Agreement”). The Agree Agreement has no fixed expiration date.

Under the Agree Agreement, the Compensation Committee shall review Mr. Agree’s salary at least annually to determine whether Mr. Agree’s salary and benefits shall be adjusted based on such criteria as the Compensation Committee shall from time to time establish.

Upon any termination, Mr. Agree will receive a payment in cash of salary and other benefits earned and accrued prior to the date of termination. Except as set forth below or required by law, all other benefits and unvested securities of the Company will be forfeited as of the termination date.

In the event of termination of the Agree Agreement because of Mr. Agree’s death or Disability (as defined in the Agree Agreement), he (or his estate) will receive (i) salary and other benefits earned and accrued prior to the termination date, including reimbursement for expenses, (ii) the prorated portion of the Annual Bonus at “target” level for the year in which the termination occurs, (iii) elimination of any exclusively time vesting conditions on any restricted stock, stock option or other equity awards held by Mr. Agree to the extent unvested, and (iv) in the event of Mr. Agree’s death, (a) a cash payment equal to two months of salary payable no later than 10 days after termination and (b) continuation to Mr. Agree’s spouse and dependents of fully paid health insurance under the Company’s health plans and programs applicable to senior executives during the one-year period following the date of termination.

If Mr. Agree’s employment is terminated by the Company for any reason other than death, Disability or Cause (as defined in the Agree Agreement), or by Mr. Agree for Good Reason (as defined in the Agree Agreement), the Company shall pay to Mr. Agree (i) any accrued but unpaid salary and accrued but unused vacation, (ii) reimbursement of expenses incurred but unpaid prior to termination, (iii) a cash payment equal to 200% of his base salary, (iv) a cash payment equal to 200% of Mr. Agree’s average Annual Bonus for the three years immediately preceding the year of termination, (v) vesting of any restricted stock, stock option or other equity awards held by Mr. Agree to the extent unvested, including any performance awards at target and (vi) for a period of one year after termination, health benefits under the Company’s health plans and programs applicable to senior executives of the Company.

If a Change in Control (as defined in the Agree Agreement) occurs prior to the end of the employment period and Mr. Agree is terminated by the Company for reasons other than death, Disability or Cause, or Mr. Agree terminates employment for Good Reason, the Company will pay to Mr. Agree, (i) any accrued but unpaid salary and accrued but unused vacation, (ii) reimbursement of expenses incurred but unpaid prior to termination, (iii) a cash payment equal to 300% of his base salary, (iv) a cash payment equal to 300% of his average Annual Bonus for the three years immediately preceding the year of the termination, (v) vesting of any restricted stock, stock option or other equity awards held by Mr. Agree to the extent unvested, including any performance awards at target, (vi) for a period of one year after termination, health benefits under the Company’s health plans and programs applicable to senior executives of the Company and (vii) a prorated Annual Bonus at “target” level for the year in which his employment is terminated.

If Mr. Agree is terminated for Cause or Mr. Agree terminates his employment without Good Reason, the Company will pay him in cash the salary and other benefits (excluding any Annual Bonus not yet paid) earned and accrued prior to the date of termination, including reimbursement for expenses. If he is terminated by the Company for Cause or voluntarily terminates his employment, Mr. Agree will be subject to non-compete and non-solicitation provisions for one year following the date of termination. In addition, the Agree Agreement contains customary confidentiality provisions.

Chief Financial Officer and Secretary — Peter Coughenour

Under the terms of a letter agreement dated January 5, 2022 (the “Coughenour Agreement”), Peter Coughenour is employed as the Company’s Chief Financial Officer and Secretary. Under the Coughenour Agreement, Mr. Coughenour is entitled to receive a base salary of $350,000, subject to annual review by the Committee, and participate in all benefit programs generally available to the Company’s executive officers, including any equity incentive plan or bonus plan. Mr. Coughenour is eligible to receive (1) a target annual bonus of 100% of his base salary based on attainment of performance targets, up to a maximum value of 150% and a threshold value of 50% (the “Annual Bonus”), and (2) target long-term incentive compensation equal to a grant date fair market value of 114% of his base salary to be awarded in restricted stock and performance awards in accordance with the 2020 Plan.

Under the Coughenour Agreement, if Mr. Coughenour were terminated without Cause (as defined therein) due to or within one year following a Change in Control (as defined therein), he would receive a cash amount equal to the sum of (i) 100% of his current annual base salary, (ii) 100% of his annual cash incentive award for the previous fiscal year and (iii) any long-term incentive compensation for the year in which the termination occurs will be considered earned at the target level and immediately vested. Mr. Coughenour would not receive any severance following a change in control in the event he were retained by a successor organization for one year substantially on the same terms as set forth under the Coughenour Agreement.

If Mr. Coughenour’s employment were terminated by the Company for Cause, he would not be entitled to any severance payments, and he would forfeit any unvested securities of the Company. If Mr. Coughenour’s employment were terminated by the Company without Cause or by him with Good Reason (as defined therein), he will (i) receive a severance amount equal to 100% of his annual base salary, (ii) be deemed to have vested in a pro rata portion of the restricted stock, including any restricted shares awarded at the end of a performance period pursuant to performance awards, set forth in the letter agreement, based on the number of completed years of service since the start date and (iii) be released from his post-employment non-competition covenant.

The Coughenour Agreement conditions the receipt of severance payments on Mr. Coughenour’s compliance with his post-employment obligations, which include confidentiality, non-solicitation and non-compete obligations.

Chief Growth Officer — Craig Erlich

Under the terms of a letter agreement dated June 18, 2020 (as amended, the “Erlich Agreement”), Craig Erlich was employed as our Chief Investment Officer beginning August 19, 2020 and remained in this role until his February 2021 appointment as Chief Operating Officer and assumed the role of Chief Growth Officer in September 2023. The Erlich Agreement provided for a base salary of $350,000, subject to adjustment, and provided him with eligibility to receive an annual cash incentive award of 62.5% to 87.5% of his base salary, subject to performance hurdles determined by the Company, and an annual grant of restricted stock and performance units valued at 62.5% to 87.5% of his base salary. He was also entitled to an equity signing bonus in the form of a grant of restricted stock in the value of $300,000.

Under the Erlich Agreement, if Mr. Erlich is terminated without Cause (as defined therein) due to or within one year following a Change in Control (as defined in the 2020 Plan), he will receive a cash amount equal to the sum of (i) 100% of his current annual base salary, (ii) 100% of his annual cash incentive award for the previous fiscal year and (iii) any long-term incentive compensation for the year in which the termination occurs will be considered earned at the target level and immediately vested.

The Erlich Agreement conditions the receipt of severance payments on Mr. Erlich’s compliance with his post-employment obligations, which include confidentiality, non-solicitation and non-compete obligations.

CHANGE IN CONTROL/SEVERANCE PAYMENT TABLES

The following table estimates the potential payments and benefits to named executive officers upon termination of employment or a change in control, assuming such event occurs on December 31, 2024. The actual payments due on terminations occurring on different dates could materially differ from the estimates in the table. Unless otherwise noted below, such severance benefits are provided in the respective employment agreements.

Items Not Reflected in Table

The following items are not reflected in the table set forth below:

●	Accrued and unpaid salary, bonus and vacation.
●	Costs of COBRA or any other mandated governmental assistance program to former employees.
●	Welfare benefits provided to all salaried employees.

			Early Vesting of
Named Executive Officer	Base Salary	Bonus	Stock Awards		Other(3)	Total
Joel Agree
Death or Disability	$150,000	$1,575,000	$7,354,698		$16,137	$9,095,835
Change in Control	2,700,000	10,647,880	14,746,312	(2)	16,137	28,110,329
Other (except for cause)	1,800,000	6,048,587	14,746,312		16,137	22,611,036
Peter Coughenour
Change in Control(1)	432,600	1,576,817	1,639,231	(2)	—	3,648,648
Other (except for cause)	432,600	—	40,509		—	473,109
Nicole Witteveen
Change in Control	—	—	1,044,421	(2)	—	1,044,421
Craig Erlich
Change in Control(1)	432,600	1,581,258	2,566,775	(2)	—	4,580,633
Danielle Spehar
Change in Control	—	—	1,688,898	(2)	—	1,688,898
(1)	All amounts (except for amounts included in “Early Vesting of Stock Awards”) represent enhanced cash severance in the event of a termination in the first 12 months following a change in control per the employment agreements.
(2)	Reflects accelerated vesting of restricted stock and performance-based units in the event of a termination in the first 24 months following a change in control under the 2020 Plan, with the number of performance-based units calculated at target. Similarly, such acceleration would occur immediately upon a change in control if outstanding awards are not assumed or substituted.
(3)	Represents payment of health benefits of executive.

PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Joel Agree, our President and Chief Executive Officer. The Company’s Chief Executive Officer to median employee pay ratio was calculated in accordance with SEC requirements. However, due to the flexibility afforded in calculating the pay ratio, the ratio presented herein is a reasonable estimate and may not be comparable to the pay ratio presented by other companies.

The Company identified the median employee by examining 2024 compensation for all employees of the Company excluding the President and Chief Executive Officer. We determined our median employee compensation, based on total compensation including base salary, bonuses earned, incentive stock granted and health care premiums for each of our 74 employees, excluding Mr. Joel Agree, as of December 31, 2024, to be $135,756. As disclosed in the Summary Compensation Table, our current Chief Executive Officer’s annual total compensation for 2024 was $8,351,696. Based on the foregoing, our estimate of the ratio of the annual total compensation of our Chief Executive Officer and President to the median of the annual total compensation of all other employees was 62 to 1.

The compensation measure described above was consistently applied to this entire employee population. The Company did not make any assumptions, adjustments or estimates with respect to the employee population or the compensation measure and did not annualize the compensation for any employees that were not employed by the Company for all of 2024.

PAY VERSUS PERFORMANCE

The following table provides information about the relationship between executive compensation actually paid and certain financial performance of the Company. For further information concerning the Company’s variable pay-for-performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to “Compensation Discussion and Analysis.”

			Average		Value of Initial Fixed $100			AFFO
			Summary	Average	Investment Based On:			(per diluted
	Summary		Compensation	Compensation		Peer Group		common
	Compensation	Compensation	Table Total	Actually Paid	Total	Total		share and
	Table Total	Actually Paid	for Non-PEO	to Non-PEO	Shareholder	Shareholder	Net Income	partnership
Year	for PEO(1)	to PEO(2)	NEOs(3)	NEOs(4)	Return(5)	Return(6)	(thousands)(7)	unit)(8)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2024	$8,351,696	$13,525,810	$1,731,066	$2,358,517	$123.48	$123.47	$189,832	$4.14
2023	$8,226,103	$5,888,290	$1,405,594	$1,234,150	$105.37	$113.54	$170,547	$3.95
2022	$7,656,072	$9,778,145	$1,048,261	$1,110,318	$113.42	$99.82	$153,035	$3.83
2021	$7,341,625	$8,465,147	$825,199	$508,644	$109.60	$132.23	$122,876	$3.51
2020	$7,517,366	$7,975,373	$761,782	$764,191	$98.51	$92.43	$91,972	$3.20
(1)	The dollar amounts reported in column (b) are the amounts of total compensation reported for Mr. Agree (our Chief Executive Officer) for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to “Executive Compensation Tables — Summary Compensation Table.”
(2)	The dollar amounts reported in column (c) represent the amount of “compensation actually paid” to Mr. Agree, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Agree during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Agree’s total compensation for each year to determine the compensation actually paid:

	Reported
	Summary	Reported
	Compensation	Value of		Compensation
	Table Total	Equity	Equity Award	Actually Paid
Year	for PEO	Awards(a)	Adjustments(b)	to PEO
2024	$8,351,696	$(4,577,312)	$9,751,426	$13,525,810
2023	$8,226,103	$(4,212,330)	$1,874,517	$5,888,290
2022	$7,656,072	$(3,666,730)	$5,788,803	$9,778,145
2021	$7,341,625	$(3,469,080)	$4,592,602	$8,465,147
2020	$7,517,366	$(3,731,809)	$4,189,816	$7,975,373
(a)	The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” column in the Summary Compensation Table for the applicable year.
(b)	The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

	Year End Fair			Value of
	Value of			Dividends or
	Equity		Year over	other Earnings
	Awards		Year Change	Paid on Stock
	Granted	Year over	in Fair Value	or Option
	During the	Year Change	of Equity	Awards not
	Year That are	in Fair Value	Awards	Otherwise
	Outstanding	of Outstanding	Granted in	Reflected in	Total
	and Unvested	and Unvested	Prior Years	Fair Value or	Equity
	as of the End	Equity	that Vested in	Total	Award
Year	of the Year	Awards	the Year	Compensation	Adjustments
2024	$6,944,885	$2,630,519	$(302,551)	$478,573	$9,751,426
2023	$3,152,283	$(1,999,494)	$140,175	$581,553	$1,874,517
2022	$4,562,604	$1,182,878	$(468,543)	$511,864	$5,788,803
2021	$3,963,450	$124,045	$(96,376)	$601,483	$4,592,602
2020	$3,257,260	$375,176	$360,480	$196,900	$4,189,816
(3)	The dollar amounts reported in column (d) represent the average of the amounts reported for the Company’s NEOs as a group (excluding Mr. Agree) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs (excluding Mr. Agree) included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2024, 2023, and 2022 Peter Coughenour, Craig Erlich, Danielle Spehar, and Nicole Witteveen; (ii) for 2021, Peter Coughenour, Craig Erlich, Simon Leopold, Danielle Spehar, Clayton Thelen and Nicole Witteveen; and (iii) for 2020, Clayton Thelen, Laith Hermiz, Craig Erlich and Danielle Spehar.
(4)	The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the NEOs as a group (excluding Mr. Agree), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding Mr. Agree) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the NEOs as a group (excluding Mr. Agree) for each year to determine the compensation actually paid, using the same methodology described above in Note 2:

	Average
	Reported
	Summary	Average		Average
	Compensation	Reported		Compensation
	Table Total	Value of	Average	Actually Paid
	for Non-PEO	Equity	Equity Award	to Non-PEO
Year	NEOs	Awards	Adjustments(a)	NEOs
2024	$1,731,066	$(787,227)	$1,414,678	$2,358,517
2023	$1,405,594	$(592,368)	$420,924	$1,234,150
2022	$1,048,261	$(256,408)	$318,465	$1,110,318
2021	$825,199	$(343,954)	$27,399	$508,644
2020	$761,782	$(278,270)	$280,679	$764,191
(a)	The amounts deducted or added in calculating the total average equity award adjustments are as follows:

	Average				Average
	Year End		Average	Average	Value of
	Fair Value	Average	Year over	Fair Value	Dividends or
	of Equity	Year over	Year	at the End	other
	Awards	Year	Change in	of the Prior	Earnings Paid
	Granted	Change in	Fair Value	Year of	on Stock or
	During the	Fair Value	of Equity	Equity	Option
	Year That	of	Awards	Awards	Awards not
	are	Outstanding	Granted in	that Failed	Otherwise
	Outstanding	and	Prior	to Meet	Reflected in	Average
	and Unvested as	Unvested	Years that	Vesting	Fair Value or	Total Equity
	of the End	Equity	Vested in	Conditions	Total	Award
Year	of the Year	Awards	the Year	in the Year	Compensation	Adjustments
2024	$1,175,542	$209,822	$(8,778)	$—	$38,092	$1,414,678
2023	$487,138	$(86,237)	$(1,612)	$—	$21,635	$420,924
2022	$312,359	$(589)	$(8,771)	$—	$15,466	$318,465
2021	$108,261	$6,572	$(1,852)	$(95,249)	$9,667	$27,399
2020	$250,810	$11,216	$7,286	$—	$11,367	$280,679
(5)	Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.
(6)	Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the following published industry index: MSCI US REIT (RMZ) Index.
(7)	The dollar amounts reported represent the amount of net income reflected in the Company’s audited consolidated financial statements for the applicable year.
(8)	The Company defines Adjusted Funds From Operations (“AFFO”) as net income computed in accordance with GAAP, excluding certain non-cash and infrequently occurring items, specifically, (i) depreciation of real-estate and non-real estate assets; (ii) amortization of acquisition related lease intangibles and leasing costs; (iii) provision for impairment; (iv) gains (or losses) from sales of real estate assets and/or changes in control; (v) loss on extinguishment of debt and settlement of related hedges; (vi) straight-line accrued rent; (vii) stock-based compensation expense; (viii) amortization of financing fees and original issue discounts; and (ix) certain other items that reduce or increase net income in accordance with GAAP. While the Company uses numerous financial and non-financial performance measures for the purpose of evaluating performance for the Company’s compensation programs, the Company has determined AFFO (per diluted common share and partnership unit) is the financial performance measure that, in the Company’s assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used by the company to link compensation actually paid to the company’s NEOs, for the most recently completed fiscal year, to Company performance.

Financial Performance Measures

As described in greater detail in “Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a variable pay-for-performance philosophy. The metrics that the Company uses for both our long-term and short-term incentive awards are selected based on the objective of incentivizing our NEOs to increase the value of our enterprise for our stockholders. The most important financial performance measures used by the Company to link executive compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to the Company’s performance are as follows:

●	AFFO per share
●	Relative Total Shareholder Return
●	Net Debt to Annualized Recurring EBITDA

Analysis of the Information Presented in the Pay Versus Performance Table

The Company is providing the following descriptions of the relationships between information presented in the Pay Versus Performance table, including “compensation actually paid”, as required by Item 402(v) of Regulation S-K. The Compensation Committee has not previously used or considered “compensation actually paid” as computed in accordance with Item 402(v) of Regulation S-K to set NEO target pay or align our NEO compensation to Company performance. See “Compensation Discussion and Analysis” for a discussion of how the Compensation Committee designs our executive compensation program and sets NEO target pay.

The charts below compare (i) the compensation actually paid to our PEO and the average of the compensation actually paid to our non-PEO NEOs, with (ii) our cumulative TSR, (iii) the MSCI US REIT Index TSR, and (iv) our AFFO Per Share in each case, for the fiscal years ended December 31, 2020, 2021, 2022, 2023 and 2024.

AUDIT-RELATED MATTERS

REPORT OF THE AUDIT COMMITTEE

Management is responsible for the Company’s financial statements, internal controls, accounting and financial reporting processes and compliance with applicable laws and regulations. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (“PCAOB”) and an independent audit of the effectiveness of the Company’s internal control over financial reporting in accordance with the standards of the PCAOB, and for expressing their opinions thereon. The Audit Committee’s responsibility is to provide general oversight of the foregoing matters, as well as to engage the Company’s independent registered public accounting firm and establish the terms of retention. The Audit Committee is governed by a charter, a copy of which is available on our website at www.agreerealty.com.

Review and Discussions with Management and Independent Accountants. In this context, the Audit Committee has met and held discussions with management and Grant Thornton, the Company’s independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and Grant Thornton. The Audit Committee discussed with Grant Thornton the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.

Grant Thornton also provided to the Audit Committee the written disclosures and letter from Grant Thornton required by the applicable requirements of the PCAOB regarding Grant Thornton’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with Grant Thornton its independence with respect to the Company. The Audit Committee has reviewed the original proposed scope of the annual audit of the Company’s financial statements and the associated fees and any significant variations in the actual scope of the audit and fees. See “Audit Committee Matters” for additional information regarding the Audit Committee’s pre-approval policies and procedures for audit and non-audit services provided by Grant Thornton.

Conclusion. Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2024 for filing with the SEC.

AUDIT COMMITTEE

Karen Dearing, Chair
Merrie Frankel
Michael Hollman

AUDIT COMMITTEE MATTERS

PRE-APPROVAL POLICIES AND PROCEDURES FOR AUDIT AND NON-AUDIT SERVICES

In accordance with Audit Committee policies and procedures and applicable law, the Audit Committee must pre-approve all services to be provided by its independent registered public accounting firm. In determining whether to pre-approve such services, the Audit Committee must consider whether the provision of such services is consistent with the independence of such accountants. The Audit Committee generally provides pre-approvals at its regularly scheduled meetings. The Audit Committee has delegated to its chairperson, Karen Dearing, the authority to grant pre-approvals of non-audit services between regularly scheduled meetings of the Audit Committee, provided that any such pre-approval by the chairperson shall be reported to the Audit Committee at its next scheduled meeting. However, pre-approval of non-audit services is not required if (1) the aggregate amount of non-audit services is less than 5% of the total amount paid by us to the auditor during the fiscal year in which the non-audit services are provided; (2) such services were not recognized by us as non-audit services at the time of the engagement; and (3) such services are promptly brought to the attention of the Audit Committee and, prior to completion of the audit, are approved by the Audit Committee or by one or more Audit Committee members who have been delegated authority to grant approvals.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

Grant Thornton audited and reported on the Company’s financial statements for the years ended December 31, 2024 and 2023. The following table sets forth the fees paid to Grant Thornton for audit and other services relating to 2024 and 2023. All such fees paid to Grant Thornton were approved in conformity with the pre-approval policies and procedures noted above.

	2024	2023
Audit Fees	$956,025	$761,250
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
	$956,025	$761,250

Audit Fees. Audit Fees consist of fees and expenses billed for professional services rendered to audit financial statements, assess effectiveness of internal control over financial reporting, review interim consolidated financial statements, review registration statements and prepare comfort letters, services that are normally provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. Audit-Related Fees consist of fees and expenses for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not Audit Fees. There were no audit-related fees for the years ended December 31, 2024 and 2023.

PROPOSALS

PROPOSAL 1 — ELECTION OF DIRECTORS

Pursuant to the Bylaws, the directors are required to be divided into three classes serving three-year staggered terms. At the 2025 Annual Meeting, three directors will be elected to serve until the annual meeting of stockholders in 2028, or until such director’s earlier resignation, retirement or other termination of service, and, in the case of a holdover director, until his or her successor is duly elected and qualified.

The Board has nominated Joel Agree, Michael Judlowe and Gregory Lehmkuhl whose terms expire at the 2025 Annual Meeting, to serve until the annual meeting of stockholders in 2028. The Board has affirmatively concluded that Michael Judlowe and Gregory Lehmkuhl are independent under the applicable rules of the NYSE.

Each nominee has consented to serve his or her term until his or her successor has been duly elected and qualified, if elected by the stockholders. If any nominee becomes unable or unwilling to serve between the date of this proxy statement and the 2025 Annual Meeting, the Board may designate a new nominee and the persons named as proxies by the Board will vote for that substitute nominee. Alternatively, the Board may reduce the size of the Board.

The Board recommends that you vote “FOR” the election of its director nominees.

The following table sets forth the director nominees and continuing directors of the Board:

Name	Age	Title	Term Ending
Joel Agree(1)	46	Chief Executive Officer and Director	2025
Michael Judlowe(1)	59	Independent Director	2025
Gregory Lehmkuhl(1)	52	Independent Director	2025
Jerome Rossi	81	Independent Director	2026
Merrie Frankel	70	Independent Director	2026
John Rakolta, Jr.	77	Independent Director	2026
Richard Agree	81	Executive Chairman of the Board and Director	2027
Karen Dearing	60	Independent Director	2027
Michael Hollman	44	Independent Director	2027
Linglong He	60	Independent Director	2027
(1)	Standing for re-election to a three-year term.

The biographical descriptions below set forth certain information with respect to the director nominees and continuing directors of the Board. The Board has identified specific attributes of each director that the Board has determined qualify that person for service on the Board.

Joel Agree has been our President and a Director since June 2009. He was appointed as Chief Executive Officer in January 2013, and from June 2009 to that date he served as Chief Operating Officer. Prior to being promoted to President and Chief Operating Officer, from January 2006 to June 2009, Mr. Joel Agree served as our Executive Vice President. He is a member of the State Bar of Michigan and the International Council of Shopping Centers. He holds a Juris Doctor degree from Wayne State University Law School and a Bachelor of Arts degree in Political Science from the University of Michigan. Joel Agree is the son of Richard Agree, our Executive Chairman.

The Board has determined that it is in the best interests of our Company and our stockholders for Mr. Joel Agree, in light of his day-to-day company-specific operational, management and market experience through his position as President and Chief Executive Officer of our Company, to continue to serve as a director of the Board.

Michael Judlowe has been a Director of our Company since September 2021. Mr. Judlowe most recently served as Chairman of Jefferies’ US Real Estate, Gaming and Lodging investment banking practice from June 2019 to March 2021. Mr. Judlowe previously served as Co-Head of Equity Capital Markets Americas from 2013 to 2019. He joined Jefferies as a Managing Director in 2010 to establish the Real Estate Equity Capital Markets practice. Prior to his time at Jefferies, Mr. Judlowe spent 10 years in Equity Capital Markets at Citigroup. Over his career in banking, Mr. Judlowe has led a significant number of equity transactions and successful initial public offerings, including National Storage Affiliates Trust (NYSE: NSA), QTS Realty Trust, Inc. (NYSE: QTS), AmREIT, Inc. (formerly NYSE: AMRE) and ClubCorp Holdings, Inc. (formerly NYSE: MYCC). Mr. Judlowe earned his B.A. in Political Science from Tufts University and an M.B.A. in Marketing from NYU’s Stern School of Business.

The Board has determined that it is in the best interests of our Company and our stockholders for Mr. Judlowe, in light of his significant experience in equity capital markets, investment banking and REITs, to continue to serve as a director of the Board.

Gregory Lehmkuhl has been a Director of our Company since July 2018 and has served as our Lead Independent Director since December 2020. Mr. Lehmkuhl is the President and Chief Executive Officer of Lineage Logistics (“Lineage”) and oversees all facets of the company’s operations globally. Prior to joining Lineage, Mr. Lehmkuhl served as Corporate Executive Vice President for Con-Way and President of Con- Way Freight, where he was responsible for overall company operating and financial performance, strategic planning and business plan development, as well as direction of the company’s continuous improvement processes. Prior to Con-Way, he held senior management positions at Menlo Worldwide Logistics, Delphi Automotive Systems and Penske Logistics. Mr. Lehmkuhl holds a Bachelor’s Degree in Business from Michigan State University, as well as a Master of Business Administration from Oakland University.

The Board has determined that it is in the best interests of our Company and our stockholders for Mr. Lehmkuhl, in light of his extensive operational and executive experience, to continue to serve as a director of the Board.

Jerome Rossi has been a Director of our Company since January 2015. Mr. Rossi currently serves as the Chief Executive Officer of R&R Consulting and previously served as the Chairman of Gabe’s Stores, a private fashion discount retailer. Mr. Rossi was formerly Senior Executive Vice President and Group President of The TJX Companies from 2005 until January 2015. He served as Chief Operating Officer of HomeGoods from 2000 to 2005, Executive Vice President and Chief Operating Officer of The Marmaxx Group from 1995 to 2000 and President and Chief Executive Officer of Marshalls from 1990 to 1995. Mr. Rossi began his career in 1967 as a Certified Public Accountant with Arthur Young & Co. Mr. Rossi currently serves on the Board of Directors of Home Base, the Board of Advisors at Bentley College, the Board of Directors at Bethany Hill School, the Board of Overseers at Newton Wellesley Hospital, the Board of Overseers at Beth Israel Hospital and the Board of Directors of The National Domestic Violence Hotline.

The Board has determined that it is in the best interests of our Company and our stockholders for Mr. Rossi, in light of his extensive career as a senior executive, deep knowledge of retail real estate and retail operations, strong leadership capabilities and public company experience, to continue to serve as a director of the Board.

Merrie Frankel has been a Director of our Company since October 2016. Ms. Frankel is currently President of Minerva Realty Consultants, LLC (“Minerva”), an independent real estate and ratings advisory firm that also provides litigation support for REITs, public and private companies and funds. Prior to joining Minerva, Ms. Frankel spent 18 years at Moody’s Investors Service in the Commercial Real Estate Finance Group as Vice President and Senior Credit Officer, where she was responsible for rating REITs and real estate operating companies in the United States and Canada. Prior to her time at Moody’s, she was Senior Vice President and Director of Portfolio Management for the Argo Funds and also held numerous positions within the real estate industry at notable companies including Ernst & Young, Cushman & Wakefield, J.P. Morgan Securities and Salomon Brothers Inc. Ms. Frankel is currently an adjunct professor at Columbia University’s Graduate School of Architecture, Planning and Preservation and New York University’s Schack Institute of Real Estate where she teaches real estate capital markets. She holds J.D. and M.B.A. degrees from Hofstra University Law and Graduate Business School and graduated with a B.A. in English from the University of Pennsylvania with various honors and is admitted to the New York Bar. Among her industry affiliations, she is a Trustee and previously chaired the New York District Council for the Urban Land Institute. She recently served as a Treasurer of the New York Women Executives in Real Estate Charitable Fund; a board member of the Financial Women’s Association of New York overseeing its investment portfolio; a board member and chair of the Audit/Finance committee for the Martha Graham Dance Company; was a member of the Advisory Committee for Women in PropTech; and on the Nareit Editorial Advisory Board. She was cited as one of the “2020 Directors to Watch” by Board and Directors and one of 50 “Women of Influence” for “Real Estate New York” in 2008.

The Board has determined that it is in the best interests of our Company and our stockholders for Ms. Frankel, in light of her experience as a senior executive in the real estate and financial services industries, as well as her significant expertise in capital markets, accounting and REITs, to continue to serve as a director of the Board.

Ambassador John Rakolta, Jr. (Ret.) was reappointed to the Board in February 2021. Mr. Rakolta currently serves as the chairman of Walbridge, on the Board of Directors of Business Leaders for Michigan, and he recently served as the United States Commissioner General of Expo Dubai 2020. He previously served on the Board from August 2011 until his confirmation as United States Ambassador to the United Arab Emirates in September 2019. Prior to such confirmation, Mr. Rakolta served as the long-time chairman and chief executive officer of Walbridge, a privately held construction/engineering company. Mr. Rakolta currently serves on the Board of Directors of the Richard Nixon Foundation and is a Trustee of the Washington Institute for Near East Policy. Mr. Rakolta was appointed chair of the Growing Michigan Together Council by Governor Gretchen Whitmer in June 2023. Mr. Rakolta was appointed Romania’s Honorary Consul General to the United States in 1998, a position that he resigned from upon his confirmation as United States Ambassador to the United Arab Emirates in September 2019. He received a Bachelor of Science degree in Civil Engineering from Marquette University in 1970.

The Board has determined that it is in the best interests of our Company and our stockholders for Mr. Rakolta, in light of his strong executive background in business and construction and his leadership skills to continue to serve as a director of the Board.

Richard Agree has been the Executive Chairman of the Board since January 2013. From December 1993 until January 2013, he was our Chief Executive Officer and Chairman of the Board. Prior thereto, he worked as managing partner of the general partnerships which held our properties prior to the formation of our Company and the initial public offering and was President of the predecessor company since 1971. Mr. Richard Agree has managed and overseen the development of over eight million square feet of retail real estate during the past 50 years. He is a graduate of the Detroit College of Law, a member of the State Bar of Michigan and the International Council of Shopping Centers. Mr. Richard Agree is the father of Mr. Joel Agree, our Chief Executive Officer and one of our Directors.

The Board has determined that it is in the best interests of our Company and our stockholders for Mr. Richard Agree, in light of his extensive company-specific, operational, market and finance experience as the founder and former Chief Executive Officer of our Company, his leadership abilities and his expertise in the ownership, development, acquisition and management of retail real estate net leased to national tenants, to continue to serve as a director of the Board.

Karen Dearing was appointed to the Board in December 2020. She served as Senior Advisor of Sun Communities Inc.’s (“Sun Communities”) investments in the United Kingdom, as well as advised on other strategic initiatives until her retirement in January 2025. Ms. Dearing served as Sun Communities’ Chief Financial Officer, Treasurer, and Secretary from 2008 — April 2022. In this role, she was responsible for the overall management of the information technology, accounting, tax and finance departments, and all internal and external financial reporting. Prior to becoming Chief Financial Officer and Executive Vice President, Ms. Dearing served as Senior Vice President of Sun Communities from 2006 to 2008, Corporate Controller from 2002 to 2006 and Director of Finance from 1998 to 2002. Ms. Dearing has worked extensively on Sun Communities’ accounting and finance matters related to its ground-up developments and expansions. Before joining Sun Communities, Inc., Ms. Dearing had over seven years of experience as the Financial Controller of a privately-owned automotive supplier and over four years of experience as a certified public accountant with Deloitte. Ms. Dearing holds a B.S. in accounting from Michigan State University. She is a Certified Public Accountant and a member of AICPA and MICPA.

The Board has determined that it is in the best interests of our Company and our stockholders for Ms. Dearing, in light of her corporate accounting expertise and finance and real estate experience, to continue to serve as a director of the Board.

Linglong He was appointed to the Board effective January 1, 2024. Ms. He has over 25 years of experience in technology and leadership. Ms. He currently serves as the Chief Leadership Advisor and the Interim Chief Data Officer of Rocket Companies, Inc. (NYSE: RKT), a financial technology and consulting company. Prior to serving as Chief Leadership Advisor, Ms. He served as Rocket Central’s President and Chief Operating Officer from March 2020 until February 2022. From June 2010 to March 2020, Ms. He served as the Chief Information Officer of Rocket Mortgage, one of the nation’s largest mortgage lenders. Ms. He earned her Master’s degree in Software Engineering from the University of St. Thomas and a Master’s degree in Civil Engineering from Wuhan University. She obtained an undergraduate degree from Hohai University.

The Board has determined that it is in the best interests of our Company and our stockholders for Ms. He, in light of her technology and leadership expertise, to continue to serve as a director of the Board.

Michael Hollman was appointed to the Board in August 2020. He currently serves as SVP, Treasurer and Head of Strategic Finance at Hilton, a position he has held since 2020. In this role, he oversees the Corporate Finance, Corporate Strategy and Global Treasury teams, and is responsible for a wide variety of activities and initiatives, including public market offerings, capital allocation, cash management, business development and Mergers & Acquisitions. Prior to becoming Treasurer, Mr. Hollman served as Vice President of Mergers & Acquisitions and Capital Markets from 2017 to 2020. Before joining Hilton, Mr. Hollman worked in investment banking, specializing in the real estate and lodging sectors. He most recently served as a Director of the Real Estate and Lodging Investment Banking Group at Citigroup from 2013 to 2017, and previously held similar roles at UBS Investment Bank from 2004 to 2013. Prior to banking, Mr. Hollman was a management consultant at Kurt Salmon Associates, now a part of Accenture Strategy, from 2004 to 2007, where he was responsible for the development and execution of strategic initiatives and supply chain-related projects for consumer product and retail companies. He currently serves on the Board of Directors and as the Treasurer on the executive committee of DC Central Kitchen. He received a B.S. in Industrial Engineering from the Georgia Institute of Technology with honors and an M.B.A. from Columbia Business School.

The Board has determined that it is in the best interests of our Company and our stockholders for Mr. Hollman, in light of his corporate finance and investment banking experience, to continue to serve as a director of the Board.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2025

The Audit Committee currently believes that we should continue our relationship with Grant Thornton and has appointed Grant Thornton to continue as our independent accountants for 2025. See “Audit Related Matters — Report of the Audit Committee” and “Audit Related Matters — Audit Committee Matters” for additional information on matters related to Grant Thornton’s provision of services to us.

The affirmative vote of a majority of votes cast is necessary to ratify the Audit Committee’s appointment of Grant Thornton as our independent registered public accounting firm for 2025. Abstentions are not treated as votes cast under Maryland law and, therefore, they have no effect on the outcome of this proposal. Although stockholder ratification of the appointment is not required by current law, rules or regulations and is not binding on us, the Board considers the selection of the independent registered public accounting firm to be an important matter of stockholder concern and the Audit Committee will take your vote into consideration when appointing our independent registered public accounting firm in the future. Even if the stockholders ratify the appointment of Grant Thornton, the Audit Committee in its sole discretion may terminate the engagement of Grant Thornton and engage another independent auditor at any time during the year, although it has no current intention to do so.

A representative of Grant Thornton will be present at the 2025 Annual Meeting and will be provided with the opportunity to make a statement if desired. Such representative will also be available to respond to appropriate questions.

The Board recommends that you vote “FOR” the ratification of the appointment of Grant
Thornton as our independent registered public accounting firm for 2025.

PROPOSAL 3 — ADVISORY (NON-BINDING) VOTE APPROVING EXECUTIVE COMPENSATION

We are presenting the following proposal, which gives you as a stockholder the opportunity to endorse or not endorse our executive compensation program for named executive officers by voting for or against the following resolution.

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2025 Annual Meeting pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other related disclosure.”

The Board will consider the outcome of the stockholder affirmative vote a majority of votes cast to approve our executive compensation, which is an advisory, non-binding vote. Abstention and broker non-votes are not treated as votes cast under Maryland law and, therefore, they have no effect on the outcome of this proposal. While this vote is advisory and not binding on us, it will provide information to us and the Compensation Committee regarding stockholder sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation for the remainder of 2025 and beyond. We recognize the interest our stockholders have in the compensation of our executive officers, and we are providing this advisory vote in recognition of that interest as required by Section 14A of the Exchange Act. In a non-binding advisory vote on the frequency of advisory votes on executive compensation held at our 2023 annual meeting of stockholders, stockholders voted in favor of holding such votes annually. In light of this result and other factors considered by the Board, the Board determined that the Company would hold advisory votes on executive compensation on an annual basis until the next required advisory vote.

As described in detail under the heading “Compensation Discussion and Analysis” above, we seek to closely align the interests of our executive officers with the interests of our stockholders. Our compensation programs are designed to reward the executive officers for the achievement of short-term and long-term strategic and operational goals, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. Following is a summary of some of the primary components and rationale of our compensation philosophy.

●	Provide total compensation that is both fair and competitive. To attract and reduce the risk of losing the services of valuable officers but to avoid the expense of excessive pay, compensation should be competitive. The Compensation Committee assesses the competitiveness of our compensation to our executive officers by comparing it to the compensation of executive officers at other public companies. The Compensation Committee assesses the competitiveness of the Company’s compensation to its executive officers through review of materials provided or reviewed by Meridian and by reviewing the 2024 Nareit Compensation and Benefits Survey to provide it with relevant market data.
●	Attract, retain and motivate key executives who are critical to our operations. The primary purpose of our executive compensation program has been and is to achieve our business objectives by attracting, retaining and motivating talented executive officers by providing incentives and economic security.
●	Reward superior individual and company performance on both a short-term and long-term basis. Performance-based pay aligns the interests of management with the interests of our stockholders. Performance-based compensation motivates and rewards individual efforts and company success.
●	Align executives’ long-term interests with those of our stockholders. The Compensation Committee believes that requiring the executive officers to maintain a meaningful ownership interest in the Company relative to their annual base salaries may encourage the executive officers to act in a manner that creates value for our stockholders.

The Board recommends that you vote “FOR” the approval of the compensation of our named executive officers as disclosed in this proxy statement.

PROPOSAL 4 — APPROVAL OF THE CHARTER AMENDMENT

Introduction

On March 21, 2025 the Board declared the Charter Amendment, as set forth in the form of Articles of Amendment attached hereto as Appendix A, to be advisable and in the best interests of the Company, and directed that the Charter Amendment be submitted for consideration by the Company’s stockholders at the 2025 Annual Meeting. The description set forth below summarizes the Charter Amendment and is qualified in its entirety by the form of Articles of Amendment attached hereto as Appendix A, which you should read in their entirety.

Amendment to Revise the Provisions Regarding Authorized Shares

The Charter currently authorizes the Company to issue 180,000,000 shares of common stock. The Charter Amendment would increase the number of shares of common stock that the Company is authorized to issue from 180,000,000 shares of common stock to 360,000,000 shares of common stock, representing an increase of 180,000,000 shares of authorized common stock.

The following table describes the allocation of our currently authorized common stock among issued, reserved, and unreserved shares of common stock as of March 7, 2025:

Authorized	Issued and Outstanding	Available for Issuance	Reserved for Future Issuance(1)	Unissued, Unreserved Shares of Common Stock
180,000,000	107,352,634	72,647,366	57,028,164	15,619,202
(1)	Includes reserves for future issuance related to the 2020 and 2024 Plans, the conversion of limited partnership units, the Company’s forward equity agreement and the Company’s at-the-market equity program.

As indicated in the table above, only 15,619,202 shares of common stock are currently unreserved and available for issuance.

Reasons for the Increase in Authorized Shares of Common Stock

The Board believes that it is advisable and in the best interests of our Company to amend the Charter to increase the number of authorized shares of common stock in order to provide our Company with greater flexibility in planning for future corporate needs including, but not limited to, transactions to raise capital, property acquisitions, stock dividends or stock splits, grants under equity compensation plans, potential strategic transactions, including mergers, acquisitions and other business combinations, as well as other corporate purposes. If the Charter Amendment is not approved, our growth and business strategies and our ability to raise additional capital may be limited by the lack of availability of unissued and unreserved shares of common stock.

Effects of the Increase in Authorized Shares of Common Stock

The additional shares of common stock proposed to be authorized pursuant to the Charter Amendment would have rights identical to the currently outstanding shares of our common stock. Approval of this Proposal No. 4 would not affect the rights of the holders of currently outstanding shares of our common stock, except for effects incidental to increasing the number of shares of our common stock outstanding if such additional authorized shares of common stock are issued, such as dilution of any earnings per share and voting rights of current holders of common stock. Under the Charter, stockholders do not have preemptive rights to subscribe for additional securities that may be issued by us unless the Board in its sole discretion determines to grant such rights, which means that current stockholders do not have a prior right thereunder to purchase any new issue of common stock in order to maintain their proportionate ownership interests in the Company.

The Board recommends a vote of FOR the approval of the Charter Amendment.

RELATED PERSON TRANSACTIONS

POLICIES AND PROCEDURES

Under SEC rules, a related person transaction is any transaction or any series of transactions in which our Company was or is to be a participant, the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest. A “related person” is a director, officer, nominee for director or a more than 5% stockholder since the beginning of our last completed fiscal year, and their immediate family members.

We adopted a Related Party Transactions Policy in 2022 to ensure that all related person transactions are subject to review, approval or ratification in accordance with specified procedures. The Board or Audit Committee approves or ratifies only those related person transactions that are determined by it to be, under all of the circumstances, in the best interests of the Company and its stockholders.

In addition, our written Code of Conduct expressly prohibits any actions that would cause a conflict of interest except under guidelines approved by the Board. Our Code of Conduct requires officers and directors along with other employees to provide full disclosure of any such transaction to appropriate persons. Officers, directors and employees are encouraged to speak with specified persons if there is any doubt as to whether a transaction could comprise a related person transaction or otherwise constitute a conflict of interest.

If a related person transaction is proposed, the non-interested directors of the Board review such transaction to ensure that our involvement in such transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and is in the best interests of us and our stockholders. If necessary or appropriate, we will engage third party consultants and special counsel, and the Board may create a special committee, to review such transactions. There were no related person transactions in 2024, except for the real estate transaction described below.

In December 2023, our Operating Partnership entered into an Agreement of Purchase and Sale, dated December 20, 2023, as amended (the “Real Estate Transaction”), with 44 East Long Lake Partners, LLC, a Michigan limited liability company (“44 East LLC”), related to the sale of real property, our prior headquarters, located in Bloomfield Hills, Michigan. John Rakolta Jr., a director on our Board, is the manager of 44 East LLC. Pursuant to the Real Estate Transaction, we sold the real property to 44 East LLC for a purchase price of $3,650,000 in January 2024, at market terms and negotiated in the normal course of business.

ADDITIONAL INFORMATION

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires that our executive officers, directors and 10% stockholders file reports of ownership and changes of ownership with the SEC.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based solely on our review of the reports filed with the SEC and written representations that no other reports were required, we believe that during our fiscal year ended December 31, 2024, all Section 16(a) filing requirements were satisfied on a timely basis; except that a Form 3 was filed late for Linglong He due to administrative oversight.

COST OF PROXY SOLICITATION

All of the expenses of preparing, assembling, printing and mailing the Notice and the other materials used in the solicitation of proxies will be paid by us. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward soliciting materials, at our expense, to the beneficial owners of shares held of record by such persons. Our directors and officers may solicit proxies by mail, telephone, internet or in person. They will not receive any additional compensation for such work.

PROPOSALS FOR 2026 ANNUAL MEETING

Pursuant to Rule 14a-8 of the Exchange Act, any stockholder proposal to be considered for inclusion in our proxy statement and form of proxy for the annual meeting of stockholders to be held in 2026 must be received at our office at 32301 Woodward Avenue, Royal Oak, MI 48073, Attn: Secretary, no later than December 15, 2025 and must be in compliance with the requirements of our Bylaws and the SEC’s proxy rules.

Our Bylaws currently provide that in order for a proposal of a stockholder to be presented at our 2026 Annual Meeting of stockholders, other than a stockholder proposal or director nomination to be included in our proxy statement as described above, it must be received at our principal executive offices no earlier than the 150th day and no later than 5:00 p.m., Eastern Time, on the 120th day prior to the anniversary of the date of mailing of the notice for the 2025 Annual Meeting. For our 2026 annual meeting of stockholders, our Secretary must receive this notice between November 15, 2025 and 5:00 p.m., Eastern Time, on December 15, 2025. If the 2025 annual meeting of stockholders is scheduled to take place more than 30 days before or after May 23, 2026, then notice must be delivered no earlier than the 150th day prior to the 2026 annual meeting of stockholders and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the 2026 annual meeting of stockholders or the 10th day following the day on which public announcement of the date of the 2025 annual meeting of stockholders is first made public by our Company. Any such proposal should be mailed to our Secretary, Peter Coughenour at our office at 32301 Woodward Avenue, Royal Oak, MI 48073.

In addition, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also comply with the additional requirements of Rule 14a-19(b).

See “Board Matters — Committees of the Board-Nominating and Governance Committee” for additional information.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 15, 2025

The Notice of the Annual Meeting, this proxy statement, our annual report to stockholders for the year ended December 31, 2024, including the audited consolidated financial statements for the three years ended December 31, 2024, and the accompanying proxy card are available at www.proxyvote.com.

By Order of the Board of Directors,

Peter Coughenour
Chief Financial Officer and Secretary

, 2025

APPENDIX A

ARTICLES OF AMENDMENT OF

AGREE REALTY CORPORATION

AGREE REALTY CORPORATION, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST:   The Corporation desires to, and does hereby, amend the charter of the Corporation as currently in effect (the “Charter”) pursuant to Sections 2-601 et seq. of the MARYLAND GENERAL CORPORATION LAW (the “MGCL”).

SECOND:   The Charter of the Corporation is hereby amended by deleting therefrom in its entirety the existing paragraph (a) of Article SIXTH and inserting, in lieu thereof, the following new paragraph (a) of Article SIXTH:

“(a) The total number of shares of stock of all classes which the Corporation has authority to issue is 364,000,000 shares of capital stock (par value $.0001 per share), amounting in aggregate par value to 36,400, of which shares 360,000,000 are initially classified as “Common Stock” and 4,000,000 are initially classified as “Preferred Stock.” The Board of Directors may classify and reclassify any unissued shares of capital stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of stock.”

THIRD:   The total number of shares of stock of all classes which the Corporation had authority to issue immediately prior to the foregoing amendment of the Charter was 184,000,000 shares of capital stock (par value $.0001 per share), amounting in aggregate par value to $18,400, of which shares (a) 180,000,000 were initially classified as shares of “Common Stock” (par value $.0001 per share) and (b) 4,000,000 were initially classified as shares of “Preferred Stock” (par value $.0001 per share), of which 7,000 shares of Preferred Stock were classified as 4.250% Series A Cumulative Redeemable Preferred Stock (par value $.0001 per share).

FOURTH:   The total number of shares of stock of all classes which the Corporation has authority to issue pursuant to the foregoing amendment of the Charter is 364,000,000 shares of capital stock (par value $.0001 per share), amounting in aggregate par value to $36,400, of which shares (a) 360,000,000 are initially classified as shares of “Common Stock” (par value $.0001 per share) and (b) 4,000,000 are initially classified as shares of “Preferred Stock” (par value $.0001 per share), of which 7,000 shares of Preferred Stock are classified as 4.250% Series A Cumulative Redeemable Preferred Stock (par value $.0001 per share).

FIFTH:   The information required by Section 2-607(b)(2)(i) of the MGCL was not changed by the foregoing amendment of the Charter.

SIXTH:   The foregoing amendment of the Charter as set forth in these Articles of Amendment was duly advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by law.

SEVENTH:   These Articles of Amendment shall be effective upon filing with the Department.

EIGHTH:   The undersigned President acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters and facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

A-1

[SIGNATURE PAGE FOLLOWS]

A-1

IN WITNESS WHEREOF, Agree Realty Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Secretary on this             day of                  , 2025.

Attest:	Agree Realty Corporation
By: Peter Coughenour Chief Financial Officer and Secretary	By: Joel N. Agree President

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1 1 12345678 12345678 12345678 12345678 12345678 12345678 12345678 12345678 NAME THE COMPANY NAME INC. - COMMON 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS A 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS B 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS C 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS D 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS E 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS F 123,456,789,012.12345 THE COMPANY NAME INC. - 401 K 123,456,789,012.12345 → x 02 0000000000 JOB # 1 OF 2 PAGE 1 OF 2 SHARES CUSIP # SEQUENCE # THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date CONTROL # SHARES SCAN TO VIEW MATERIALS & VOTE To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0 0000668549_1 R1.0.0.2 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01) Joel Agree 02) Michael Judlowe 03) Gregory Lehmkuhl AGREE REALTY CORPORATION 32301 WOODWARD AVENUE ROYAL OAK, MI 48073 ATTN: PETER COUGHENOUR Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/14/2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/ADC2025 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/14/2025. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For Against Abstain 2. To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2025. 3. To approve, by non-binding vote, executive compensation. 4. To approve an amendment to our Articles of Incorporation, as amended and supplemented, to increase the number of authorized shares of our common stock. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

0000668549_2 R1.0.0.2 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com AGREE REALTY CORPORATION Annual Meeting of Stockholders May 15, 2025 10:00 AM This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Richard Agree, Danielle Spehar and Peter Coughenour, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of AGREE REALTY CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held virtually at 10:00 AM, EDT on May 15, 2025, at www.virtualshareholdermeeting.com/ADC2025, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side